Exhibit 10.1

Execution Version

CONTRACT OF PURCHASE AND SALE

BETWEEN

ESRT 555-557 BROADWAY, L.L.C., PURCHASER

AND

SCHOLASTIC 557 BROADWAY, LLC, SELLER

DECEMBER 1, 2025

TABLE OF CONTENTS

1. Purchase and Sale	2

2. Purchase Price	2

3. Payment of Purchase Price	2

3.1 Deposit	2
3.2 Independent Consideration	2
3.3 Closing Payment	2

4. Title Matters; Due Diligence Review; Estoppel Certificates; Conditions Precedent	3

4.1 Title Matters	3
4.2 Due Diligence Review Completed	7
4.3 Tenant Estoppel Certificates	10
4.4 Conditions Precedent to Obligations of Purchaser; No Financing Contingency	12
4.5 Conditions Precedent to Obligations of Seller	12

5. Closing	13

5.1 Seller Deliveries	13
5.2 Purchaser Deliveries	16
5.3 Closing Costs	16
5.4 Prorations	17

6. Condemnation or Destruction of Real Property	20

7. Representations, Warranties and Covenants	21

7.1 Representations, Warranties and Covenants of Seller	21
7.2 Interim Covenants of Seller	27
7.3 Representations, Warranties and Covenants of Purchaser	29

8. Indemnification and Release	30

8.1 Indemnification by Purchaser	30
8.2 Release	31
8.3 Survival	31

9. Remedies For Default and Disposition of the Deposit	31

9.1 Seller Defaults	31
9.2 Purchaser Defaults	32
9.3 Disposition of Deposit	33
9.4 Survival	33

(i)

10. Post-Closing Obligations	33

10.1 Convene Landlord Work	33
10.2 Other Work	38
10.3 Intentionally Omitted	39
10.3 Expedited Arbitration	39

11. Miscellaneous	40

11.1 Brokers	40
11.2 Limitation of Liability	40
11.3 Exhibits; Entire Agreement; Modification	41
11.4 Business Days	41
11.5 Interpretation	41
11.6 Governing Law; Venue	41
11.7 Construction	41
11.8 Successors and Assigns	41
11.9 Notices	42
11.10 Third Parties	44
11.11 Legal Costs	44
11.12 Counterparts	44
11.13 Effectiveness	44
11.14 No Implied Waivers	45
11.15 Discharge of Seller’s Obligations	45
11.16 No Recordation	45
11.17 Unenforceability	45
11.18 Waiver of Trial by Jury	45
11.19 Disclosure	45
11.20 Designation of Reporting Person	46
11.21 Tax Reduction Proceedings	46
11.22 Press Releases	47
11.23 No Offer	47
11.24 Survival	47

(ii)

EXHIBITS

Exhibit A	-	Land
Exhibit B	-	Effective Date Unpermitted Exceptions
Exhibit C	-	Intentionally Omitted
Exhibit D	-	Tenant Estoppel Certificate
Exhibit E	-	Seller Estoppel Certificate
Exhibit F	-	Deed
Exhibit G	-	Assignment and Assumption of Leases and Contracts
Exhibit H	-	Bill of Sale and General Assignment
Exhibit I	-	Certification of Non-Foreign Status
Exhibit J	-	Form of Tenant Notice
Exhibit K	-	Form of Vendor Notice
Exhibit L	-	Form of Owner’s Title Certificate
Exhibit M	-	Included Personal Property
Exhibit N	-	Lease Exhibit
Exhibit O-1	-	Leasing Commission Agreements
Exhibit O-2	-	Construction Contracts
Exhibit O-3	-	Construction Consultant Agreements
Exhibit P	-	Escrow Agreement
Exhibit Q	-	Form of Scholastic Lease
Exhibit R	-	Seller Leasing Costs
Exhibit S	-	Open Violations/Permits
Exhibit T	-	Fresh Air Fan Work Scope
Exhibit U	-	Form of Assignment and Assumption of Construction Contracts
Exhibit V	-	Form of General Contractor Estoppel Certificate
Exhibit W	-	Seller Insurance Coverage
Exhibit X	-	Tax Certiorari Proceedings

(iii)

CONTRACT OF PURCHASE AND SALE

THIS CONTRACT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 1st day of December, 2025 (the “Effective Date”), by and between SCHOLASTIC 557 BROADWAY, LLC, a Delaware limited liability company, having an address at 557 Broadway, New York, New York 10012 (“Seller”) and ESRT 555-557 BROADWAY, L.L.C., a Delaware limited liability company, having an address at c/o ESRT Management, L.L.C., 111 West 33rd Street, New York, New York 10120 (“Purchaser”).

W I T N E S S E T H:

A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) that certain parcel of land commonly known as 555-557 Broadway, New York, New York, also known as Block 498 Lots 9 and 11 on the Tax Map for the Borough of Manhattan, and more particularly described on Exhibit A attached hereto (the “Land”), (b) the buildings, improvements, and structures located upon the Land (collectively, the “Improvements”), (c) all other easements and rights appurtenant to the Land, if any (collectively, the “Appurtenant Rights”, and together with the Land and the Improvements, the “Real Property”), (d) all right, title and interest of Seller in, to and under the Leases (as hereinafter defined), and, to the extent assignable, the Assumed Contracts (as hereinafter defined), (e) to the extent assignable, all right, title, and interest of Seller in, to and under the Assumed Construction Contracts (as hereinafter defined) and Assumed Consultant Agreements (as hereinafter defined), (f) all right, title and interest of Seller, if any, in and to the fixtures and equipment owned by Seller and, located on, and used exclusively in connection with, the operation of the Improvements on the Real Property in Seller’s capacity as “owner” of the Real Property as opposed to in connection with Seller’s operation of its business at the Real Property and the tangible personal property set forth on Exhibit M attached hereto (collectively, the “Personal Property”), but, for the avoidance of doubt, specifically excluding from the Personal Property (1) any items that the Scholastic Lease (as hereinafter defined) specifically provides is the property of Scholastic Inc. (“Scholastic”) as the tenant thereunder, and (2) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property by Seller (clauses (1) and (2), collectively, the “Excluded Property”), and (g) to the extent assignable without consent or payment of any kind, all right, title and interest of Seller in, to and under any governmental permits, licenses and approvals, warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements (collectively, the “Intangible Property”, and together with the Real Property, the Leases, the Assumed Contracts, the Assumed Construction Contracts, the Assumed Consultant Agreements, and the Personal Property, collectively, the “Property”).

B. Purchaser acknowledges that the Property is being sold on an “AS IS” “WHERE IS” and “WITH ALL FAULTS” basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property. Seller and Purchaser acknowledge and agree that the value of the Personal Property that is included in the Transaction (as hereinafter defined) is de minimis, and no part of the Purchase Price (defined below) is allocable thereto.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Three Hundred Eighty-Six Million and 00/100 Dollars ($386,000,000.00).

3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

3.1 Deposit. Within one (1) Business Day (as hereinafter defined) after the Effective Date, Purchaser shall deposit with Chicago Title Insurance Company, 711 Third Avenue, 8th Floor, New York, New York 10017, Attention: Nigel Drepaul (in its capacity as escrow agent, “Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee, the sum of Thirty-Eight Million Six Hundred Thousand and 00/100 Dollars ($38,600,000.00) (together with all interest thereon, but excluding the Independent Consideration (as hereinafter defined), the “Deposit”), which Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit P. If Purchaser shall fail to deposit the Deposit with Escrowee within one (1) Business Day after the Effective Date, then at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect.

3.2 Independent Consideration. A portion of the amount deposited by Purchaser pursuant to Section 3.1, in the amount of One Thousand Dollars ($1,000) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to have inspected the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing (as hereinafter defined) or the termination of this Agreement, the Independent Consideration shall be paid to Seller.

3.3 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds to Escrowee in accordance with the provisions of Section 5 of this Agreement, to be disbursed by Escrowee to an account or accounts designated in writing by Seller upon consummation of the Transaction on the Closing Date (as hereinafter defined) (the amount being paid under this Section 3.3 being herein called the “Closing Payment”).

4. Title Matters; Due Diligence Review; Estoppel Certificates; Conditions Precedent.

4.1 Title Matters.

4.1.1 Title to the Property.

(a) Provided that Purchaser has satisfied all obligations of Purchaser set forth in the Title Commitment (as hereinafter defined), as a condition to the Closing, Chicago Title Insurance Company (in its capacity as title insurer, the “Title Company”) shall have committed to insure Purchaser as the fee owner of the Real Property in the amount of the Purchase Price by issuance of an owner’s title insurance policy in the standard form issued by the Title Company in the State of New York, exclusive of any endorsement thereto (the “Owner’s Policy”), subject only to the Permitted Exceptions (as hereinafter defined). It is understood that Purchaser may request extended coverage and a number of endorsements to the Owner’s Policy, however, the issuance of such extended coverage and endorsements shall not be conditions to Closing for Purchaser’s benefit.

(b) Prior to the Effective Date, each of Seller and Purchaser received from the Title Company (i) a commitment for an owner’s fee title insurance policy with respect to the Real Property with an effective date of September 18, 2025, and with Title Number CT25-01753NY (the “Title Commitment”) together with copies of each of the title exceptions noted therein, and (ii) a survey of the Real Property prepared by Montrose Surveying Co., LLP, a surveyor registered in the State of New York, last revised on November 7, 2025, with Survey Number 55359-2, certified by said surveyor as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements (the “Survey”). Purchaser acknowledges that it has reviewed the Title Commitment and the Survey and has accepted all matters contained therein except for those matters set forth on Exhibit B attached hereto, which Seller has agreed to endeavor to eliminate (the “Effective Date Unpermitted Exceptions”), and Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close the transactions contemplated by this Agreement (the “Transaction”), any exception(s) to title to the Real Property or other item or matter related to the Real Property appearing as of the Effective Date in the Title Commitment or Survey and that such exception(s) other than the Effective Date Unpermitted Exceptions are deemed Permitted Exceptions; provided, however, that Purchaser shall have the right to object to such exceptions(s) to title to the Real Property or other item or matter related to the Real Property other than the Permitted Exceptions (such exception(s) being herein called, collectively, the “Unpermitted Exceptions”), subject to which Purchaser is unwilling to accept title, (i) first raised by the Title Company or first shown on an update to the Survey, as the case may be, subsequent to the Effective Date, and (ii) with respect to which Purchaser provides to Seller a written notice (each, a “Title Objection Notice”) therefor within five (5) days after the Title Company notifies Purchaser of such Unpermitted Exception or the Survey is updated to show such Unpermitted Exception, as the case may be. Seller shall notify Purchaser, in writing, within seven (7) days after receipt by Seller of the applicable Title Objection Notice, whether or not it will endeavor to eliminate all or any of such Unpermitted Exceptions (“Seller’s Title Response”), and if Seller fails to deliver Seller’s Title Response on or before such date, Seller shall be deemed to have delivered a Seller’s Title Response electing not to endeavor to eliminate any such Unpermitted Exceptions. Seller, in its sole discretion, shall have the right, upon written notice to Purchaser prior to the then Scheduled Closing Date (as hereinafter defined), to adjourn the then Scheduled Closing Date for up to ninety (90) days in order to eliminate or endeavor to eliminate any Unpermitted Exception which Seller has agreed to eliminate under this Agreement or which Seller has agreed to endeavor to eliminate pursuant to Seller’s Title Response. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, except as expressly set forth herein with respect to Mandatory Objections (as hereinafter defined), Seller shall not under any circumstance be required or obligated to eliminate any Unpermitted Exception including to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Real Property, notwithstanding that Seller may have attempted to do so, or may have adjourned the then Scheduled Closing Date for such purpose; provided, however, Seller shall (i) satisfy any mortgage or deed of trust placed on the Property by Seller or any affiliates of Seller (each, a “Seller Affiliate”) (collectively, “Mortgages”), and (ii) remove, including by payment, bonding, or otherwise (w) all real estate tax liens, other than liens for taxes and assessments not yet delinquent, (x) unless same are consented to in writing by Purchaser, liens and encumbrances that have been voluntarily placed against the Property by Seller or a Seller Affiliate after the Effective Date, (y) all mechanics’ liens in a liquidated amount resulting from work at the Real Property for which Seller or a Seller Affiliate has contracted, and (z) all judgment liens or other monetary liens encumbering the Property caused or created by the actions of Seller or a Seller Affiliate that are capable of being satisfied solely by the payment of a sum certain (the “Other Monetary Liens”, and together with the Mortgages and the items described in this clause (ii) hereof, collectively, the “Mandatory Objections”); provided, however, that Seller shall not have the obligation to remove, and same shall not constitute a Mandatory Objection, (I) Other Monetary Liens set forth in clause (ii)(z) that exceed the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate (i.e., together with all Other Monetary Liens set forth in clause (ii)(z), if any), or (II) any of the foregoing that are the result of any act or omission of any tenant (excluding any Seller Affiliate) at the Real Property, Purchaser, or any of Purchaser’s Representatives (as hereinafter defined).

(c) Except as to Mandatory Objections (which Seller will be obligated to eliminate), if Seller elects in Seller’s Title Response not, or is deemed to elect not, to eliminate all Unpermitted Exceptions noted in the Title Objection Notice, Purchaser shall have the right, as its sole remedy by delivery of written notice to Seller within five (5) Business Days following delivery or deemed delivery of Seller’s Title Response, to either (i) terminate this Agreement by written notice delivered to Seller and Escrowee or (ii) accept title to the Real Property subject to such Unpermitted Exception(s) without a reduction in, abatement of, or credit against, the Purchase Price. Except as to Mandatory Objections (which Seller will be obligated to eliminate), if Seller shall fail to eliminate all Unpermitted Exceptions that Seller elected in Seller’s Title Response to eliminate or endeavor to eliminate and the Effective Date Unpermitted Exceptions, then Seller shall notify Purchaser, in writing, of such failure on or before the then Scheduled Closing Date (as the same may have been adjourned in accordance with this Agreement) and Purchaser shall have the right, as its sole remedy by delivery of written notice to Seller within three (3) Business Days following receipt of Seller’s notice of such failure (provided that the then Scheduled Closing Date shall be extended to the extent required to afford Purchaser the said three (3) Business Day period within which to make its election), to either (i) terminate this Agreement by written notice delivered to Seller and Escrowee or (ii) accept title to the Real Property subject to such Unpermitted Exception(s) and Effective Date Unpermitted Exceptions without a reduction in, abatement of, or credit against, the Purchase Price. If Purchaser elects to terminate this Agreement pursuant to this Section 4.1.1(c), (1) Escrowee shall return the Deposit to Purchaser, and (2) no party hereto shall have any further obligation under this Agreement except under those obligations, liabilities and provisions that expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”). The failure of Purchaser to deliver timely any written notice of election to terminate this Agreement under this Section 4.1.1(c) shall be conclusively deemed to be an election under the applicable clause (ii) above.

(d) With respect to the Effective Date Unpermitted Exceptions and any Unpermitted Exceptions noted in the Title Objection Notice or other liens or encumbrances that Seller is obligated or elects to eliminate under this Agreement, Seller shall have the right (but not the obligation) to either (i) arrange, at Seller’s cost and expense, for affirmative title insurance or special endorsements insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Real Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions or Effective Date Unpermitted Exceptions.

4.1.2 Permitted Exceptions to Title. The Real Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):

(a) the state of facts disclosed by the Survey and any additional state of facts that any updates to the Survey may show, provided such additional state of facts do not materially and adversely affect the present use of the Real Property;

(b) all matters shown on the Title Commitment that are not Effective Date Unpermitted Exceptions;

(c) all laws, ordinances, rules and regulations of the United States, the State of New York, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Real Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;

(d) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

(e) any other matter or thing affecting title to the Real Property that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception, in accordance with the provisions of this Article 4;

(f) rights of the tenants, as tenants only, under a Lease either identified in the Lease Exhibit (as hereinafter defined) or entered into after the Effective Date in accordance with the terms of this Agreement;

(g) subject to the terms of Sections 4.1.3 and 10.2.3, all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority applicable to the Real Property and existing on the Closing Date, whether or not noted in the records of or issued by any Governmental Authority (“Violations”);

(h) all utility easements of record which do not interfere with or have an adverse effect on the present use of the Real Property other than to a de minimis extent;

(i) liens which are the responsibility of any tenant at the Real Property to cure, correct or remove;

(j) the printed exceptions which appear in the ALTA standard form of owner’s policy of the title insurance issued by the Title Company in the State of New York (other than those exceptions which would be removed by Seller’s delivery of the Owner’s Title Certificate (as hereinafter defined));

(k) right, lack of right or restricted right of any owner of the Real Property to construct and/or maintain (and the right of any Governmental Authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Real Property, and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of street, sidewalk or other area vault taxes, provided any such vault taxes or charges which are then due and payable are paid by Seller at Closing; and

(l) minor variations between the tax lot lines and the description of the Land set forth on Exhibit A attached hereto, provided the same shall not adversely affect the present use of the Real Property other than to a de minimis extent.

Under no circumstance will Mandatory Objections constitute Permitted Exceptions.

4.1.3 Violations. The Property is sold and Purchaser shall accept same, subject to any and all Violations and any conditions which could give rise to any Violations, subject to the provisions of Section 10.2.3 of this Agreement. Notwithstanding the foregoing, but subject to the last sentence of this Section 4.1.3, if any Violations arise between the Effective Date and the Closing Date, and the aggregate amount of all unpaid fines or penalties imposed by reason of such Violations as of the Closing Date does not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Violation Cap”), then Seller shall pay at or prior to Closing, or provide Purchaser with a credit against the Purchase Price in the amount of, any such unpaid fines or penalties up to the Violation Cap. If any Violations arise between the Effective Date and the Closing Date, and the amount of unpaid fines or penalties imposed by reason of such Violations as of the Closing Date exceeds the Violation Cap and Seller elects (which election shall be made in Seller’s sole and absolute discretion) not to pay such excess above the Violation Cap, then Purchaser may, by written notice to Seller and Escrowee, by the earlier to occur of three (3) Business Days following receipt of Seller’s notice of its election not to pay such excess and the then Scheduled Closing Date (provided that the then Scheduled Closing Date shall be extended to the extent required to afford Purchaser the said three (3) Business Day period within which to make its election), terminate this Agreement, in which case the Deposit will be returned to Purchaser and the parties shall have no further obligations under this Agreement except for the Surviving Obligations. If Purchaser does not timely terminate this Agreement pursuant to the immediately preceding sentence, then the parties shall proceed to Closing, and Seller shall provide

Purchaser with a credit against the Purchase Price in an amount equal to the Violation Cap. Before and after the Closing Date, Seller shall reasonably cooperate with Purchaser, at no cost or liability to Seller, to the extent requested by Purchaser, in connection with Purchaser’s cure or removal of any Violations, the condition of which arose prior to the Closing Date; provided, however, notwithstanding the foregoing, the parties acknowledge and agree that (i) in no event shall Seller be required to perform any work to cure or remove any such Violations of record, (ii) Seller shall not be liable for any fine, penalty or charge arising out of any Violation that is the responsibility of any tenant at the Real Property to cure, correct or remove, and (iii) Seller shall not be liable for the amount of any fine, penalty or charge that first accrues from and after the Closing Date, regardless of the date on which the Violation giving rise to such fine or penalty first occurred.

4.2 Due Diligence Review Completed.

4.2.1 (a) Purchaser acknowledges that it has been provided with an opportunity to conduct due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases and service contracts delivered to Purchaser, and all physical, environmental and compliance matters and conditions respecting the Property (collectively, the “Investigations”). Purchaser agrees that it shall not have any so-called “due diligence period” or “inspection period” under this Agreement or, except as provided in Sections 4.1.1 and 4.1.3, any right to terminate this Agreement or obtain a reduction of the Purchase Price or condition Closing upon the result of any further diligence, examinations, reviews or inspections conducted with respect to the Property or any findings in connection therewith (including relating to the physical condition of the Property, the operation of the Property, the suitability of the Property for development or otherwise).

(b) Subject to the provisions of Section 4.1.2(a) above, from time to time before the Closing Date, Seller shall provide Purchaser and its Purchaser’s Representatives (as such term is hereinafter defined) with reasonable access to the Property upon reasonable advance notice during normal business hours, subject to the rights of tenants under the Leases, to examine and inspect the same, including to conduct reasonable non-invasive tests, studies, investigations, and surveys; provided that Purchaser shall (i) promptly repair any damage to the Property resulting from any such tests, studies, investigations, and surveys and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for same so that the Property shall be in the substantially same condition that it existed immediately prior thereto, (ii) permit Seller to have a representative present during Purchaser or Purchaser’s Representatives’ entry to the Property pursuant to this Section 4.1.2(b), (iii) take all actions and implement all protections necessary to ensure that the Purchaser’s entry to the Property and the equipment, materials, and substances generated, used or brought onto the Property in connection therewith, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons; (iv) not permit any activities undertaken by Purchaser or any of the Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and (v) prior to entering the Property pursuant to this Section 4.1.2(b), maintain or cause to be maintained, at Purchaser’s sole cost and expense, a policy of comprehensive general public liability and property damage insurance (A) with a combined single limit of not less than One Million Dollars

($1,000,000) general liability and Five Million Dollars ($5,000,000) excess umbrella liability, insuring Purchaser and Seller, as additional insured, against any injuries or damages to persons or property that may result from or are directly related to Purchaser’s and Purchaser’s Representatives’ entry into the Property prior to the Closing, and (B) containing a provision to the effect that the insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller (it being agreed that the obligations of Purchaser pursuant to clauses (i) and (iv) of the foregoing sentence shall survive a termination of this Agreement). Without limiting the foregoing, in no event shall Purchaser or any of the Purchaser’s Representatives, without the prior written consent of Seller: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), (y) contact any of the tenants at the Property, and/or (z) contact any governmental authority having jurisdiction over the Property with respect to matters concerning the Property, except with respect to obtaining a zoning compliance letter, certificates of occupancy and a record of any code violations.

(c) Purchaser shall hold harmless, indemnify and defend each of the Seller Related Parties (as such term is hereinafter defined) from and against any and all third party claims arising out of or in connection with (i) acts or omissions of Purchaser and Purchaser’s Representatives in connection with Purchaser’s or Purchaser’s Representatives’ access to the Property pursuant to Section 4.1.2(b), and (ii) any liens or encumbrances filed or recorded against the Property as a consequence of the Purchaser’s or Purchaser’s Representatives’ access thereto (in each case, except to the extent arising from the gross negligence or willful misconduct of Seller or any Seller Related Parties). The foregoing indemnification shall survive the Closing or the termination of this Agreement.

4.2.2 Property Information and Confidentiality. Subject to the provisions of Section 11.22 hereof, all Information (as hereinafter defined) provided to or obtained by Purchaser, whether prior to or after the date hereof, shall be subject to the following terms and conditions:

(a) Any Information provided or to be provided with respect to the Property is solely for the convenience of Purchaser and was or will be obtained from a variety of sources. None of Seller or any agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity (each, a “Person”) acting on Seller’s behalf or otherwise related to or affiliated with Seller (including Seller, collectively, the “Seller Related Parties”) has made any independent investigation or verification of such information and, except as expressly set forth in this Agreement, makes no (and expressly disclaims all) representations and warranties as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted. None of the Seller Related Parties shall be liable for any mistakes, omissions, misrepresentations or any failure to investigate the Property nor shall any of the Seller Related Parties be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, except as expressly set forth in this Agreement.

(b) Purchaser agrees that neither Purchaser nor any of the Purchaser’s Representatives shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any Person, the Information, or any other knowledge or information acquired by Purchaser or any of the Purchaser’s Representatives from any of the Seller Related Parties or by Purchaser’s own inspections and investigations, other than matters that were in or become part of the public domain (other than as a result of a breach of this Agreement by Purchaser or Purchaser’s Representatives). Without Seller’s prior written consent, Purchaser shall not disclose and Purchaser shall direct each of the Purchaser’s Representatives not to disclose to any Person, any of the terms, conditions or other facts concerning a potential purchase of the Property by Purchaser, including the status of negotiations. Notwithstanding the foregoing, Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it and the terms of this Agreement (i) as required by law or court order (provided prior written notice of such disclosure shall be provided to Seller) and (ii) as Purchaser deems necessary or desirable to any of the Purchaser’s Representatives in connection with Purchaser’s Investigations and the Transaction, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof.

(c) Purchaser shall, and shall cause each of the Purchaser’s Representatives to, use reasonable care to maintain in good condition all of the Information furnished or made available to such Person in accordance with this Section 4.2.2. If this Agreement is terminated, then Purchaser shall, and shall cause each of the Purchaser’s Representatives to, promptly deliver to Seller all originals and copies of the Information in the possession of such Person, and to expunge and delete any of the Information maintained on any word processing or computer system or in any other electronic form to the extent practicable.

(d) As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including this Agreement (including all exhibits and schedules attached hereto), all leases and contracts furnished to, or otherwise made available (including in any electronic data room established by or on behalf of Seller) for review by, Purchaser, its affiliates or their respective directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including attorneys, accountants, contractors, consultants, engineers, financial advisors, and potential investors and mortgagees (collectively, the “Purchaser’s Representatives”), by any of the Seller Related Parties or any of their agents or representatives, including their contractors, engineers, attorneys, accountants, consultants, or brokers, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or any of the Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.

(e) Purchaser shall indemnify and hold harmless each of the Seller Related Parties from and against any and all claims, demands, causes of action, losses, direct and actual damages, liabilities, costs and expenses (including attorneys’ fees and disbursements) (collectively, “Claims”) suffered or incurred by any of the Seller Related Parties and arising out of or in connection with a breach by Purchaser or any of the Purchaser’s Representatives of the provisions of this Section 4.2.2.

(f) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including injunctive relief and/or specific performance, against Purchaser or any of the Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.2.

(g) The provisions of this Section 4.2.2 shall survive a termination of this Agreement.

4.2.3 Service Contracts. Seller shall deliver notices of termination to vendors under all existing maintenance, service and supply contracts, and equipment leases with respect to the Property (the “Service Contracts”), terminating such Service Contracts effective on or before the Closing Date. Seller shall pay any fee, premium, penalty or other form of early termination compensation or outstanding payments due under the Service Contracts through the termination date thereof. Purchaser understands and agrees that (a) from and after Closing Purchaser shall be responsible for those obligations of Seller that survive a termination and/or the expiration of the term of those certain leasing commission agreements set forth on Exhibit O-1 attached hereto (the “Leasing Commission Agreements”), which obligations are more particularly described on Exhibit O-1 and in Section 5.4.3 (collectively, the “Leasing Commission Obligations”), and (b) at Closing Purchaser shall assume the obligations of Seller under any contracts that were entered into after the Effective Date in accordance with the express terms of this Agreement (each, an “Assumed Contract”). Notwithstanding anything contained in this Section 4.2.3 to the contrary, Seller shall terminate any existing property management agreement with respect to the Property and any leasing or commission agreements, effective on or before the Closing Date. Purchaser’s obligations with respect to the Leasing Commission Obligations shall survive the Closing.

4.3 Tenant Estoppel Certificates.

4.3.1 Receipt of estoppel certificates (each, a “Tenant Estoppel Certificate”, and collectively, the “Tenant Estoppel Certificates”) from the tenants at the Real Property as of the Effective Date, each meeting the Estoppel Requirements (as defined in the following sentence) shall, subject to the terms of Section 7.2.3(b), be a condition precedent to Purchaser’s obligation to purchase the Property hereunder. For the purposes of this Agreement, the term “Estoppel Requirements” shall mean, with respect to any Tenant Estoppel Certificate, that such Tenant Estoppel Certificate: (i) is in the form required pursuant to the provisions below in this Section 4.3; (ii) is dated not more than forty-five (45) days prior to the Closing Date; (iii) does not set forth any fact or statement materially inconsistent with the applicable Lease, and (iv) subject to the terms of Sections 10.1.2 and 10.2.4, does not indicate any alleged material default on the part of Seller or the tenant under the applicable Lease or a material offset against rentals due and owing under the applicable Lease. Modifications by a tenant to the form of Tenant Estoppel Certificate shall nevertheless be deemed to meet the Estoppel Requirements if such modifications (i) are non-material, (ii) note items which constitute Permitted Exceptions, items which Seller agrees or is obligated, in accordance with this Agreement, to discharge before the Closing at Seller’s cost, or, subject to Purchaser’s approval (not to be unreasonably withheld), items which Seller agrees to give a credit to Purchaser at the Closing, (iii) conform such certificate to the applicable Lease or other information delivered to Purchaser prior to the Effective Date, (iv) reference a general condition statement such as “we reserve all rights” (or words of similar import), provided that such statement does not invalidate the other Estoppel Requirements, or (v) limit tenant’s statements “to tenant’s knowledge” (or words of similar import).

4.3.2 Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings or deliver notices of default or to expend any monies (other than de minimis amounts)) to obtain such Tenant Estoppel Certificates, which certificates shall, subject to the further provisions of this Section, be substantially in the form (or containing substantially similar certifications as contained in the form) attached hereto as Exhibit D (or if Seller, after attempting to obtain certificates in such form, is unable to obtain the same, then in the form, if any, prescribed in the applicable Lease) or, as to any of the tenants that is a national or regional tenant, on such tenant’s standard form, but in each case, the form shall be modified to make the statements contained therein factually correct. Notwithstanding anything to the contrary contained in this Agreement, a tenant shall not be required to make any certifications not specifically enumerated in the applicable Lease estoppel requirements even if the applicable Lease requires the tenant to certify to any additional items “reasonably requested”.

4.3.3 Purchaser acknowledges receipt from Seller, prior to the Effective Date, of copies of the Tenant Estoppel Certificates, on the form required hereunder, with all blank spaces completed, which completed Tenant Estoppel Certificates were approved by Purchaser prior to their delivery by Seller to tenants under the Leases.

4.3.4 Notwithstanding anything contained in this Section 4.3 to the contrary, if Purchaser fails to object in writing to any Tenant Estoppel Certificate received from a tenant, or to modifications to a Tenant Estoppel Certificate made by a tenant, within two (2) Business Days after a copy of such certificate has been delivered to Purchaser (including delivery by email to (a) Susanne J. Lieu, slieu@esrtreit.com, (b) Ryan Kass, rkass@esrtreit.com, and (c) Max Bartmann, mbartmann@esrtreit.com), Purchaser shall be deemed to have approved the same. For the purposes of Section 4.3.3 and this Section 4.3.4, any objection by Purchaser to any completed Tenant Estoppel Certificates or modifications to a Tenant Estoppel Certificate made by a tenant may be delivered to Seller by email to (x) Jonathan Feldberg, JFeldberg@Scholastic.com, (y) Trevor Adler, Esq., trevor.adler@hoganlovells.com, and (z) Elizabeth Akerman, Esq., elizabeth.akerman@hoganlovells.com, notwithstanding any provisions to the contrary set forth in Section 11.9 of this Agreement.

4.3.5 Notwithstanding anything contained in this Agreement to the contrary, in the event Seller is unable to obtain a Tenant Estoppel Certificate from any particular tenant under any of the Leases, Seller shall have the right (but not the obligation) to deliver to Purchaser, on the Closing Date, a certificate (a “Seller Estoppel Certificate”) in the form attached hereto as Exhibit E but modified to make the statements contained therein factually correct, executed by Seller, and in such event, Seller shall be deemed to have delivered a Tenant Estoppel Certificate with respect to such tenant for purposes of satisfying the condition under this Section 4.3 (but in no event shall Seller have the right to deliver a Seller Estoppel Certificate for the Capital One Lease, the Convene Lease, or the Sephora Lease (as such terms are defined on the Lease Exhibit)). In addition, Seller shall be released from any liability with respect to such Seller Estoppel Certificate upon the sooner to occur of (i) one hundred eighty (180) days following the Closing Date and (ii) the date of delivery to Purchaser of a Tenant Estoppel Certificate executed by the tenant for which Seller has delivered such Seller Estoppel Certificate.

4.3.6 If prior to the then Scheduled Closing Date, Tenant Estoppel Certificates sufficient to satisfy the condition precedent to Purchaser’s obligation to purchase the Property described in this Section 4.3 are not received, Seller may postpone the Closing for a maximum of thirty (30) days beyond the then Scheduled Closing Date to allow Seller additional time in order to obtain Tenant Estoppel Certificates sufficient to satisfy such condition precedent.

4.4 Conditions Precedent to Obligations of Purchaser; No Financing Contingency. The obligation of Purchaser to consummate the Transaction shall be subject to the performance and observance, in all material respects, by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that, while Purchaser may at its own risk attempt to obtain financing with regard to its acquisition of the Property, (i) Purchaser’s obtaining, or ability to obtain, financing for its acquisition of the Property is in no way a condition to Purchaser’s performance of its obligations under this Agreement, (ii) Purchaser’s performance of its obligations under this Agreement is in no way dependent or conditioned upon the availability of any financing whether generally in the marketplace or specifically in favor of Purchaser, and (iii) in no event shall the Closing be delayed on account of Purchaser’s obtaining, or ability to obtain, financing.

4.5 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Transaction shall be subject to the performance and observance, in all material respects, by Purchaser of all covenants, warranties and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically enumerated in this Agreement, any or all of which may be waived by Seller in its sole discretion.

4.6 General Contractor Estoppel Certificates.

4.6.1 Seller shall obtain a written certification (each a “GC Estoppel Certificate”) from each contractor under an Assumed Construction Contract, as applicable, setting forth (i) that a true, complete copy of the Assumed Construction Contract is attached or described in such GC Estoppel Certificate, (ii) that, to such contractor’s knowledge, Seller is not in default under said Assumed Construction Contract and would not, but for notice or the passage of time, be in default, and (iii) the contracted amount payable by Seller under said Assumed Construction Contract and the remaining outstanding balance thereof, which GC Estoppel Certificates shall be dated a date that is no earlier than ten (10) Business Days prior to the Scheduled Closing Date (as the same may have been adjourned in accordance with this Agreement but excluding any extensions by which Purchaser adjourns the Scheduled Closing Date pursuant to Section 5 hereof); provided, however, that a written certification from the applicable contractor shall constitute an acceptable GC Estoppel Certificate notwithstanding the following: (A) the inclusion of any knowledge or similar qualifications, (B) the inclusion of a general conditional statement such as “we reserve all rights”, and/or (C) the contractor has substituted its own form of estoppel, so long as the contractor’s form contains substantially the same information as in the GC Estoppel Certificate. Purchaser hereby acknowledges and agrees that delivery by Seller to Purchaser of GC Estoppel Certificates in substantially the form attached hereto as Exhibit V shall satisfy the condition to Closing set forth in this Section 4.6.

4.6.2 If, prior to the then Scheduled Closing Date, a GC Estoppel Certificate has not been received with respect to any Assumed Construction Contract, then (x) Seller may postpone the Closing for a maximum of thirty (30) days beyond the then Scheduled Closing Date to allow Seller additional time in order to obtain the GC Estoppel Certificates, or (y) Seller may deliver to Purchaser a sworn affidavit (an “Owner’s Affidavit”) with respect to any such Assumed Construction Contract certifying (i) that Seller is not in default of its obligations under such Assumed Construction Contract, and (ii) the remaining outstanding balance thereof.

5. Closing. The closing (the “Closing”) of the Transaction shall occur on December 16, 2025 (the “Scheduled Closing Date”) (as the same may be extended as expressly provided herein), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date, at the offices of Escrowee through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). Purchaser shall have the one-time right to adjourn the Scheduled Closing Date to December 18, 2025 by delivering a notice to Seller no later than 5:00 p.m. (Eastern Time) on December 12, 2025 adjourning the Scheduled Closing Date, which notice may be delivered by electronic mail to Seller to Jonathan Feldberg, JFeldberg@Scholastic.com, with copies to Trevor Adler, Esq., trevor.adler@hoganlovells.com, and Elizabeth Akerman, Esq., elizabeth.akerman@hoganlovells.com, notwithstanding any provisions to the contrary set forth in Section 11.9 of this Agreement. It is contemplated that the Transaction shall be closed by means of a so called “New York Style Closing”, with the concurrent delivery of the documents of title, the commitment to deliver the Owner’s Policy and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to Escrowee unless the parties hereto mutually agree otherwise. Seller and Purchaser also agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of any document, but rather, upon the satisfaction or waiver of all conditions precedent to the Closing. The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.

5.1 Seller Deliveries. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be, the following items executed and acknowledged, as appropriate, by Seller or Scholastic, as applicable:

5.1.1 A deed (the “Deed”) in the form attached hereto as Exhibit F.

5.1.2 An assignment and assumption of leases and contracts (the “Assignment and Assumption of Leases and Contracts”), in the form attached hereto as Exhibit G.

5.1.3 A bill of sale (the “Bill of Sale”), in the form attached hereto as Exhibit H.

5.1.4 A certification of non-foreign status in the form attached hereto as Exhibit I, and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the Transaction.

5.1.5 Unless a Lease Termination Election (as hereinafter defined) has been made, a lease to Scholastic with respect to floors 6-12 at the Property commencing on the Closing Date, in the form attached hereto as Exhibit Q (the “Scholastic Lease”);

5.1.6 All of the keys to any door or lock on the Property (other than those doors or locks in the premises to be leased by Scholastic pursuant to the Scholastic Lease (the “Scholastic Premises”)), to the extent the same are in Seller’s possession or control.

5.1.7 Originals of all Leases in effect on the Closing Date, to the extent the same are in Seller’s or Scholastic’s possession or control, or copies thereof.

5.1.8 Originals of all Contracts that shall remain in effect after the Closing, to the extent the same are in Seller’s or Scholastic’s possession or control, or copies thereof

5.1.9 To the extent reasonably practicable for Seller to deliver at Closing, originals or copies of tenant files and all other non-proprietary documents in the possession or control of Seller relating to the ownership, operation, and management of the Property, including all maintenance records, operating manuals, permits, licenses, approvals, plans, drawings, specifications, guaranties, warranties and books and relating to the Property (all items in Sections 5.1.6 through 5.1.9 may be either delivered at Closing or left at the management office at the Real Property, to the extent not previously delivered to Purchaser).

5.1.10 All applicable transfer tax forms, if any.

5.1.11 Such further instruments as may be reasonably required by the Title Company to record the Deed.

5.1.12 A notice to each of the tenants under the Leases in effect on the Closing Date (collectively, the “Tenant Notices”) in the form attached hereto as Exhibit J, advising tenants under such Leases of the sale of the Real Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser’s sole cost and expense, either mail by certified mail return receipt requested or hand-deliver to each of the tenants under such Leases.

5.1.13 A notice to each of the vendors under the Assumed Contracts (collectively, the “Vendor Notices”) in the form attached hereto as Exhibit K or such other form as may be prescribed by the applicable Assumed Contract, advising them of the sale of the Real Property to Purchaser and the assignment to and assumption by Purchaser of Seller’s obligations in accordance with the Assignment and Assumption of Leases and Contracts and directing them to deliver to Purchaser or its designee all future statements or invoices under the Assumed Contracts for obligations that were assumed by Purchaser, which Vendor Notices Purchaser shall, at Purchaser’s sole cost and expense, mail by certified mail return receipt requested to each of the vendors under the Assumed Contracts.

5.1.14 An owner’s title certificate in the form attached hereto as Exhibit L (the “Owner’s Title Certificate”).

5.1.15 Evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered by Seller hereunder.

5.1.16 To the extent not previously delivered, copies of the Tenant Estoppel Certificates, or Seller Estoppel Certificates, as applicable, in accordance with the provisions of Section 4.3 of this Agreement.

5.1.17 A certification of Seller (a “Seller Update Certificate”) dated as of the Closing Date certifying that, subject to the terms of Section 7.2.3(b) and the updates permitted pursuant to this Section 5.1.16, the representations and warranties of Seller set forth in Section 7.1.1 of this Agreement (the “Seller Representations”), remain true and correct in all material respects as of the Closing Date, it being agreed that Seller shall have the right to update the Seller Representations to reflect changes in facts and circumstances arising from and after the Effective Date and prior to the Closing Date in order to make any such Seller Representation true and correct in all material respects, provided that such changes do not (i) result from a breach by Seller of an express covenant of Seller contained in this Agreement, or (ii) result in a material adverse effect on the current value of the Property. If, subject to the updates permitted by the preceding sentence of this Section 5.1.17, the Seller Representations shall not remain true and correct in all material respects as of the Closing Date and Seller in unable to deliver a Seller Update Certificate making such representations true and correct in all material respects, the same shall constitute a failure of a condition to Closing and shall not constitute a default by Seller under this Agreement, and unless Purchaser elects to waive such condition, Purchaser’s sole remedy in connection therewith shall be to terminate this Agreement by written notice to Seller and Escrowee. If Purchaser elects to terminate this Agreement pursuant to this Section 5.1.17, (1) Escrowee shall return the Deposit to Purchaser and (2) no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations.

5.1.18 The Assignment and Assumption of Construction Contracts (as hereinafter defined).

5.1.19 To the extent not previously delivered, the GC Estoppel Certificates, or Owner’s Affidavits, as applicable.

5.1.20 Evidence of the termination, effective as of the Closing Date, of the Leasing Commission Agreements.

5.1.21 To the extent not previously delivered, evidence of the termination, effective as of the Closing Date, of any property management agreements to which Seller or Scholastic is a party with respect to the Property, including the management agreement with JLL (as hereinafter defined).

5.1.22 An AR Certificate (as hereinafter defined) in accordance with the terms and conditions of Section 5.4.1(c).

5.1.23 To the extent not previously delivered to Purchaser, copies of all (i) payment requisition forms, (ii) lien waivers, (iii) architect certifications, (iv) final approvals, sign-offs or inspection certificates, and (v) “as built” drawings required to be delivered by Capital One to Seller under Section 2.05 of the Capital One Lease in connection with Seller’s disbursement of the Landlord’s Contribution (as defined in the Capital One Lease).

5.1.24 A settlement statement consistent with the provisions of this Agreement prepared by Seller and reasonably approved by Purchaser (the “Settlement Statement”).

5.2 Purchaser Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items, executed and acknowledged by Purchaser, as appropriate:

5.2.1 The Closing Payment required to be paid in accordance with Section 3.3.

5.2.2 The Assignment and Assumption of Leases and Contracts.

5.2.3 Unless a Lease Termination Election has been made, the Scholastic Lease.

5.2.4 All applicable transfer tax forms, if any.

5.2.5 The Assignment and Assumption of Construction Contracts.

5.2.6 The CCR (as such term is defined in the Scholastic Lease) contemplated by Schedule II of the Scholastic Lease.

5.2.7 The Settlement Statement.

5.2.8 Such further instruments as may be reasonably necessary to record the Deed.

5.2.9 Evidence reasonably satisfactory to the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered by Purchaser hereunder.

5.3 Closing Costs. Seller shall pay (i) all state and county transfer taxes, including transfer taxes of the State of New York and of the County of New York, payable in connection with the Transaction, and (ii) the cost of recording any document in connection with the removal of any Unpermitted Exceptions that Seller is required to, or has elected to, remove in accordance with this Agreement. Purchaser shall pay (a) the title insurance premium for the Owner’s Policy, (b) the cost of any title endorsements and affirmative insurance required by Purchaser, (c) the cost of the Survey (or any update thereto), (d) all recording charges payable in connection with the recording of the Deed, (e) the cost of Escrowee, and (f) all fees, costs or expenses in connection with Purchaser’s due diligence reviews. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the Transaction and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.

5.4 Prorations and Closing Credits.

5.4.1 The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Property between Seller and Purchaser. Except as expressly provided in this Section 5.4.1, all items of operating revenue and operating expenses of the Property, with respect to the period on or prior to 11:59 p.m. local time at the Real Property on the day preceding the Closing Date (the “Cut-off Time”), shall be for the account of Seller and all items of operating revenue and operating expenses of the Property with respect to the period from and after the Cut-off Time, shall be for the account of Purchaser. Without limitation on the foregoing the following shall be prorated as of the Cut-off Time:

(a) All real estate taxes, water charges, sewer rents, vault charges and assessments on the Real Property shall be prorated on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Real Property resulting from the sale of the Real Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Real Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).

(b) Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges if, as and when received. Seller shall provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Purchaser on the Closing Date. Seller shall deliver to Purchaser at Closing any tenant security deposits which are held in the form of letters of credit and any amendments thereto (“Letters of Credit”), together with, if such Letters of Credit are assignable, any transfer, assignment or other documents reasonably required to effectuate the transfer of the Letters of Credit to Purchaser; provided that the costs of effectuating such transfer(s) shall be at Purchaser’s sole cost and expense. Seller shall reasonably cooperate, at no material cost and/or expense to Seller, with Purchaser to cause said Letters of Credit to be transferred or re-issued to Purchaser after the Closing. Until such transfer or re-issuance, Seller shall, as Purchaser’s agent and upon its written request, draw on any letter of credit in accordance with the applicable Lease (it being agreed that Seller shall be entitled to rely on any draw request from Purchaser without further inquiry or liability therefor) and deliver the proceeds thereof to Purchaser, in which case, Purchaser shall indemnify, defend and hold harmless Seller from any claims arising from such draw. Seller’s and Purchaser’s obligations with respect to the Letters of Credit set forth in this Section 5.4.1(b) shall survive the Closing. Rents and other tenant charges which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default under any of the Leases or terminate any of the Leases). To the extent Purchaser receives rents or other tenant charges on or after the Closing Date, such payments shall be applied first to the rents or other tenant charges for the month in which the

Closing occurs, second, to the rents or other tenant charges that shall then be due and payable to Purchaser, and third, to any delinquent rents or other tenant charges owed to Seller, with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser. Purchaser may not waive any delinquent rents or other tenant charges nor modify any of the leases so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent shall not be unreasonably withheld. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default under any of the leases). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Real Property on the Closing Date and who shall have vacated the Real Property prior to the Closing Date, Seller shall retain all rights relating thereto.

(c) Tenants are obligated to pay, as additional rent, certain escalations in base rent and pass throughs of operating and similar expenses pursuant to the terms of the leases (collectively, “Additional Rents”). As to any Additional Rents that are based on estimates and that are subject to adjustment or reconciliation pursuant to the leases after the Closing Date, Seller shall perform an estimated reconciliation for the portion of calendar year 2025 ending on the Closing Date (“Seller’s 2025 Reconciliation Period”), with respect to Additional Rents received for such period from tenants and the underlying operating expenses to which they relate. At Closing, Seller shall deliver to Purchaser a certificate (an “AR Certificate”) certifying to Purchaser as to the amount of Additional Rents it has received from tenants of the Property pursuant to the terms of their respective Leases during the Seller’s 2025 Reconciliation Period. Purchaser shall be responsible for preparing the final reconciliation for the calendar year 2025 (the “2025 Reconciliation”) strictly in accordance with the terms and conditions of the applicable Leases and, to the extent applicable, either reimbursing or billing tenants accordingly. Once the 2025 Reconciliation has been prepared by Purchaser and delivered to Seller for its review and approval, which shall be no later than June 30, 2026. If, based on the 2025 Reconciliation, Seller collected estimated Additional Rents in excess of any tenant’s share of such expenses for Seller’s 2025 Reconciliation Period, then Seller shall pay Purchaser for such excess within ten (10) Business Days after Seller’s review and approval of the 2025 Reconciliation, and Purchaser shall be responsible for crediting or paying such amounts to tenants. If, based on the 2025 Reconciliation, Seller collected estimated Additional Rents less than any tenant’s share of such expenses for Seller’s 2025 Reconciliation Period, then Purchaser shall use commercially reasonable efforts to collect such amounts from tenants and shall be responsible for paying such amounts to Seller within ten (10) Business Days after collection by Purchaser, if and to the extent such amounts are collected from the applicable tenants.

(d) Charges and payments under contracts or permitted renewals or replacements thereof assigned to Purchaser pursuant to the Assignment and Assumption of Leases and Contracts (excluding the Assumed Consultant Agreements).

(e) Any prepaid items, including fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.

(f) Utilities in connection with the Real Property, including telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.

(g) Deposits with telephone and other utility companies, and any other Persons who supply goods or services in connection with the Real Property if the same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller.

(h) All operating expenses and other items as are customarily apportioned between sellers and purchasers of real estate of a type similar to the Property and located in the same geographic area as the Property subject to the express terms of this Agreement including this Section 5.4.

5.4.2 If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that neither party shall have the right to request apportionment or reapportionment of any such item at any time following the date that is nine (9) months after the Closing Date (the “Reproration Outside Date”). If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing until the Reproration Outside Date.

5.4.3 Seller shall be responsible for all brokerage and leasing commissions, tenant improvement costs, other out-of-pocket tenant inducements, free rent, and attorneys’ fees for the present term of all existing Leases effective as of the Effective Date (collectively, “Seller Leasing Costs”) which Seller Leasing Costs, as of the Effective Date, are set forth on Exhibit R. Purchaser shall be responsible for the obligation to pay all brokerage and leasing commissions, tenant improvement costs, other out-of-pocket tenant inducements, free rent, and attorneys’ fees for the initial term of all new Leases entered into after the Effective Date, and for any extension, renewal or expansion of existing Leases, in each case where the regularly scheduled payment of rent for such initial term, extension, renewal or expansion commences from and after the Effective Date ( “Purchaser Leasing Costs”). If, prior to the Closing, Seller has paid any Purchaser Leasing Costs, the prorations at the Closing shall include a credit to Seller in an amount equal to the Purchaser Leasing Costs paid by Seller. If, as of the Closing, there remain unpaid Seller Leasing Costs, Purchaser shall be responsible to pay such unpaid Seller Leasing Costs, and the prorations at the Closing shall include a credit to Purchaser in an amount equal to all such unpaid Seller Leasing Costs.

5.4.4 The provisions of this Section 5.4 shall survive the Closing until the Reproration Outside Date.

6. Condemnation or Destruction of Real Property. If, after the Effective Date but prior to the Closing Date, Seller becomes aware that either any portion of the Real Property is taken pursuant to eminent domain proceedings or condemnation or any of the Improvements are damaged or destroyed by fire or other casualty, then Seller shall promptly deliver, or cause to be delivered, to Purchaser, notice of any such eminent domain proceedings or casualty. Seller shall have no obligation to restore, repair or replace any portion of the Real Property or any such damage or destruction by fire or other casualty. Seller shall, at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation or the proceeds of any insurance collected by Seller for such damage or destruction (unless such damage or destruction shall have been repaired prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all reasonable out-of-pocket costs incurred by Seller in connection with the repair of such damage or destruction or reasonable out-of-pocket collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable. In connection with any assignment of awards, proceeds or insurance hereunder, Seller shall credit Purchaser with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds assigned to Purchaser); provided, however, if (i) the amount of the damage due to fire or other casualty (in each case, as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or amount of the condemnation award, as the case may be, shall exceed the sum of Nineteen Million Fifty Thousand and 00/100 Dollars ($19,050,000.00), (ii) such casualty or condemnation permanently eliminates legal access to the Property, without a reasonable alternative, or (iii) such condemnation or taking by eminent domain (a) causes a reduction in the total rentable square footage of the Improvements equal to more than ten (10%) percent, or (b) causes the Property to violate, in any material respect, any applicable zoning requirements or land use laws, excluding legal non-conforming use, or not to be permitted to be used for the use for which the Property was being used immediately prior to such condemnation or taking by eminent domain, then, in each such case, Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) Business Days after notification to Purchaser of the estimated amount of the damages or the value of the taking (and Closing will be extended as needed to provide for such ten (10)-Business Day period). Notwithstanding the foregoing, if Purchaser has not exercised its right to terminate this Agreement in accordance with the preceding provisions of this Section 6, and all or any portion of the Improvements representing all or any portion of the Improvements intended to be the “Demised Premises” under the Scholastic Lease are damaged or destroyed by fire or other casualty, then (i) Seller will obtain and deliver to Purchaser an estimate prepared by a reputable contractor selected by Seller setting forth such contractor’s estimate as to the time reasonably required to repair such damage and render the “Demised Premises” tenantable (the “Contractor’s Estimate”) (it being agreed that the then Scheduled Closing Date shall be extended as necessary in order to Seller to obtain such Contractor’s Estimate) and (ii) provided that (x) more than fifteen percent (15%) of the portion of the Improvements intended to be the “Demised Premises” under the Scholastic Lease are rendered untenantable, and (y) the period to repair such portion of the Improvements set forth in the Contractor’s Estimate exceeds twelve (12) months, then Seller (on behalf of Scholastic) shall have the right by written notice given to Purchaser within ten (10) Business Days after receipt of the

Contractor’s Estimate to elect not to cause Scholastic to enter into the Scholastic Lease at Closing (such election, a “Lease Termination Election”). If Seller shall make a Lease Termination Election, then Purchaser shall Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) Business Days after receipt of such Lease Termination Election. In any instance where this Agreement is terminated pursuant to this Section 6, the Deposit shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations). If a casualty occurs prior to the Closing, and this Agreement is not terminated pursuant to this Section 6, and the Closing occurs, the parties acknowledge and agree that the terms of the Scholastic Lease shall govern with respect to such casualty from and after the Closing Date; provided that such casualty shall be deemed to occur as of the effective date of the Scholastic Lease. The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding including Section 5-1311 of the General Obligations Law of the State of New York. The provisions of this Section 6 shall survive the Closing or a termination of this Agreement.

7. Representations, Warranties and Covenants.

7.1 Representations, Warranties and Covenants of Seller.

7.1.1 Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser that:

(a) Due Authority. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Seller, and each agreement, instrument and document herein provided to be executed by Seller on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Seller and enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Seller has taken all action required of Seller to execute, deliver, subject to any consents or waivers required to be obtained prior to the Closing, and perform its obligations under this Agreement. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of New York, and is, or on the Closing Date will be, duly authorized and qualified to do all things required of it under this Agreement.

(b) Leases.

(i) There are no space leases, licenses or other similar occupancy agreements related to the foregoing to which Seller is a party or is bound affecting any portion of the Real Property that may be binding upon Purchaser after the Closing, other than the Leases. As used in this Agreement, “Leases” shall be deemed to mean, collectively, (i) the leases, licenses, occupancy agreements, consents to subletting or assignment, and any amendments, modifications, supplements, and guaranties related to the foregoing, relating to the Real Property described on Exhibit N attached hereto (the “Lease Exhibit”), and (ii) the leases, licenses, and other occupancy agreements relating to the Real Property that are entered into by Seller after the Effective Date in accordance with this Agreement, if any. As of the Effective Date (x) the leases and other agreements described on the Lease Exhibit (I) are, to the actual knowledge of Seller, in full force and effect, and (II) have not been amended except as set forth in the Lease Exhibit, and (y) the Lease Exhibit is true, correct and complete in all material respects. To Seller’s actual knowledge, there are no subleases or sublicenses under any of the Leases.

(ii) With respect to the Leases (i) no tenant has prepaid any rent or Additional Rent more than one (1) month in advance, and no rent by any tenant is more than thirty (30) days in arrears beyond the date same is required to be paid under the terms of the applicable Lease, (ii) Seller has neither received written notices from any tenants asserting that Seller is in default under the applicable Lease in any material respect, nor delivered any written notice to any tenant asserting that such tenant is in default under the applicable Lease in any material respect, (iii) except as set forth on Exhibit R, there are no unpaid or outstanding leasing commissions due and payable by Seller with respect to the current term of any of the Leases in effect on the Effective Date, (iv) except as set forth on Exhibit R or as otherwise disclosed in the terms of Leases, there is no free rent for the period following the Closing Date with respect to the current term of any of the Leases in effect on the Effective Date, and (v) except as set forth on Exhibit R, the Convene Landlord Work (as hereinafter defined), and/or in connection with any new Lease or any amendment, modification, expansion or renewal of an existing Lease executed or exercised after the Effective Date in accordance with the terms of this Agreement, (1) all tenant improvement allowances due and payable by Seller, if any, with respect to the Leases have been paid to the tenants, and (2) Seller has completed, in all material respects, all tenant improvement work, if any, required to be performed by Seller under the Leases.

(c) Contracts. There are no maintenance, service and supply contracts, equipment leases or leasing commission agreements providing for payments for the procurement of tenants to which Seller is a party or is bound affecting any portion of the Property that will be binding upon Purchaser after the Closing, other than the Contracts and the Leasing Commission Obligations. As used in this Agreement, “Contracts” shall be deemed to mean, collectively, (i) intentionally omitted, (ii) the Assumed Construction Contracts, (iii) the Assumed Consultant Agreements (Exhibits O-2, and O-3, collectively, the “Contracts Exhibits”), and (iv) service or equipment leasing contracts entered into by Seller or its agent that are entered into by Seller or its agent after the Effective Date in accordance with the terms of this Agreement, if any. Seller has delivered or made available to Purchaser true, correct and complete, in all material respects, copies of each of the Contracts set forth on the Contracts Exhibits, including any and all amendments, renewals and extensions thereof. The contracted amount payable by Seller under each Assumed Consultant Agreement and the remaining outstanding balance thereof is set forth on Exhibit O-3. Seller has neither received written notices from any party to an Assumed Consultant Agreement, nor delivered any written notices to any party to an Assumed Consultant Agreement, asserting that a default has occurred under the applicable Assumed Consultant Agreement.

(d) Litigation. There is no material pending or, to the actual knowledge of Seller, threatened in writing litigation against Seller with respect to the Real Property as of the Effective Date other than claims that are, to the actual knowledge of Seller, covered by insurance (subject to any deductible), if any.

(e) No Insolvency. Seller has not: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented in writing in any creditor’s proceeding, to the appointment of a receiver or trustee for Seller or any of its property, or (iv) been named as a debtor in an involuntary bankruptcy proceeding.

(f) Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).

(g) Rights to Purchase. Seller has not granted any Person other than Purchaser pursuant to this Agreement any option, right to purchase, or right of first refusal with respect to the acquisition of the Property that remains outstanding.

(h) Tax Proceedings. There are no ongoing tax certiorari proceedings relating to the Property or any portion thereof, except as set forth on Exhibit X attached hereto.

(i) Employees. Seller does not employ any employees at the Property. There are no vacant positions at the Property. Seller is not a party to or bound by any collective bargaining, labor contract, or other employment agreement with respect to any employees of Seller or Property Manager employed at or with respect to the Property (collectively, “Employees”). To the knowledge of Seller, Jones Lang LaSalle Incorporated (“JLL” and the “Property Manager”) is bound to a collective bargaining agreement with respect to the boiler room engineers employed at the Property (the “Collective Bargaining Agreement”).

(i) To the knowledge of Seller, the Property Manager (with respect to its activities at the Property), Seller’s contractors and any employees of Seller, Property Manager and Seller’s contractors at or in relation to the Property are compliant in all material respects with the applicable collective bargaining agreements and all federal, state, and local labor and employment, human rights, and civil rights laws, statutes, rules, and regulations without exception.

(ii) The Property has not experienced any strikes, slowdowns, work stoppages, labor disputes, or lockouts that would have a material adverse effect or impact the continued operation of the Property after the Closing on substantially the same basis as presently operated.

(iii) To the knowledge of Seller, neither Seller nor the Property Manager nor Seller’s contractors or any employees of Seller or Property Manager or Seller’s contractors at the Property has been found to commit, or is alleged to having committed, any unfair labor practice in connection with or related to the Employees within the period of six (6) months before the execution of this Agreement.

(iv) To the knowledge of Seller, neither Seller nor the Property Manager nor any of Seller’s contractors has received any written notice claiming a breach or violation of any applicable collective bargaining agreement pertaining to the Property that is uncured, unsatisfied, or unresolved.

(v) Seller does not sponsor, contribute, or participate in, or have an obligation to sponsor, contribute, or participate in, any employee benefit plans as defined in Section 3(3) of ERISA (as hereinafter defined) including without limitation any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(vi) Seller has not, within the last six (6) years, made a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA) from any multiemployer plan, nor incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” from a multiemployer plan.

(vii) Seller is not acting on behalf of an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code, or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA, and none of the transactions contemplated by the Agreement constitute a transaction prohibited by ERISA or other applicable law, or are in violation of any statutes applicable to Seller that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(j) ERISA. Seller does not sponsor, maintain or contribute to any “employe benefit plan” subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is not an “employee benefit plan” as such term is defined in ERISA, nor is Seller a “benefit plan investor” as defined under the Plan Asset Regulation, 29, C.F.R. 2510.3-101, and none of the assets of Seller are or are reasonably expected to constitute “plan assets” within the meaning of the Plan Asset Regulation.

(k) OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. None of (A) Seller; (B) any Person controlling or controlled by Seller, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Seller; (C) any Person, to the knowledge of Seller, having a legal or beneficial interest in Seller; or (D) any Officer or Director or (to the knowledge of Seller) any employee, agent, or representative of Seller (including any person acting in such capacity for or on behalf of Seller); or (E) any Person for whom Seller is acting as agent or nominee or otherwise in connection with the Transaction is a Sanctioned Person (as hereinafter defined).

(l) Environmental. To the actual knowledge of Seller, as of the Effective Date, Seller has not received any written notice from any Governmental Authority of any material violations at the Real Property arising under any Environmental Laws (as hereinafter defined) relating to Hazardous Materials which have not been cured in any material respect.

(i) “Environmental Laws” means all laws, ordinances, statutes, codes, rules, regulations, agreement judgments, orders and decrees, now or hereafter enacted, promulgated or amended, of the United States, the states, the counties, the cities or any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emissions, discharge, release or threatened release or pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including ambient air, surface water, ground water, land or soil). Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) and the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.).

(ii) “Hazardous Materials” means any chemical, substance, material, or waste which is or may be hazardous to human health or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosivity, or toxicity, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, or wastes in quantities which are now listed, defined or regulated in any manner by any federal, state or local law based upon such properties; provided, however, that the term “Hazardous Material” shall not include (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, (y) mold or (z) materials which are stored or used in the ordinary course of operating the Real Property.

(m) Condemnation. Seller has received no written notice from any Governmental Authority (and Seller has no knowledge) of any pending or threatened condemnation or eminent domain proceedings against the Real Property.

(n) Insurance. Seller currently maintains the insurance coverage with respect to the Property set forth in the Acord Certificate attached hereto as Exhibit W.

Notwithstanding anything contained in this Agreement to the contrary, but subject to the terms of Sections 7.2.1 and 7.2.2, the representations and warranties of Seller set forth in Sections 7.1.1(b) and 7.1.1(c) exclude, and Seller is not providing any representation or warranty, as to any contracts, leases, licenses or agreements that are terminated prior to the Closing. The provisions of this paragraph shall survive the Closing.

Notwithstanding anything contained in this Agreement to the contrary, (i) if any of the representations or warranties of Seller contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate or if Seller is in breach or default of any of its obligations under this Agreement and if either (x) on or prior to the Effective Date Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or evidence of such other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser on or prior to the Effective Date, then Seller shall have no liability or obligation respecting such representations or warranties that are false or inaccurate or such other breach or default (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and the representations and warranties of Seller shall be deemed modified to the extent necessary to eliminate such false and inaccurate information and to make such representations and warranties true and accurate in all respects; and (ii) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate, or if Seller is in breach or default of any of its obligations under this Agreement that survive Closing, and if either (x) following the Effective

Date but prior to Closing, Purchaser shall obtain knowledge of such false or inaccurate representations or warranties or such other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or evidence of such other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser following the Effective Date and the Transaction closes, then Purchaser shall be deemed to have waived such breach or default, Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or such other breach or default, and Purchaser shall have no cause of action with respect thereto. The provisions of this paragraph shall survive the Closing.

References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Jonathan Feldberg, Vice President, Corporate Real Estate and Facilities, who is knowledgeable regarding the Property, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Jonathan Feldberg any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Jonathan Feldberg shall have no personal liability hereunder.

The Seller Representations shall survive the Closing for a period of one hundred eighty (180) days (the “Survival Period”). In furtherance thereof, Purchaser acknowledges and agrees that it shall have no right to make any claim against Seller on account of any breach of any Seller Representations unless an action on account thereof shall be filed in a court of competent jurisdiction prior to the expiration of the survival period set forth in this paragraph. To the fullest extent permitted by law, the foregoing shall constitute the express intent of the parties to shorten the period of limitations for bringing claims on account of Seller’s breach of the Seller Representations if a longer period would otherwise be permitted by applicable law.

7.1.2 GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCE DOCUMENTS DELIVERED BY SELLER AT CLOSING (THE “CLOSING DOCUMENTS”), THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL, AIR, WATER OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE REAL PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, PRIOR TO THE EXECUTION OF THIS

AGREEMENT, PURCHASER HAS EXAMINED AND WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. PURCHASER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING (OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS), PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 7.1.2 SHALL SURVIVE THE CLOSING.

7.2 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

7.2.1 Seller shall use commercially reasonable efforts to continue to operate and maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (which obligations shall not include any obligation to make capital expenditures or expenditures not incurred in Seller’s normal course of business or required under any of the Leases), subject to (i) reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller, and (ii) any limitations imposed upon the Property and/or the Seller by applicable laws, rules or regulations.

7.2.2 Seller shall not during the term of this Agreement modify, extend, renew or terminate contracts (except as a result of a default by the other party thereunder) or enter into any additional contracts without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser’s consent shall not be required if such contracts are cancelable upon not more than thirty (30) days’ notice without premium or penalty or will not be binding upon the Purchaser following the Closing. Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.2 within five (5) days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto.

7.2.3 (a) Seller shall not, during the term of this Agreement, (i) enter into any new leases, licenses or occupancy agreements or, unless required by the terms of existing Leases, modifications (other than ministerial modifications or mandatory modifications required by the express terms of a Lease) or terminations of existing Leases, or (ii) institute proceedings, including summary dispossess proceedings for eviction, delinquent rent, or otherwise against a tenant under any Lease, (iii) waive any material rights under any Lease, or (iv) other than in connection with Tenant’s Initial Work (as such term is defined in the Convene Lease), grant its consent with respect to any material matter under any Lease (unless said Lease requires Seller not to unreasonably withhold its consent and there is no reasonable basis upon which Seller may withhold consent), in each case, without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion (unless the applicable Lease requires Seller not to unreasonably withhold its consent, in which case Purchaser’s consent shall not be unreasonably withheld). With respect to Tenant’s Initial Work, Seller shall endeavor to give Purchaser prompt written notice of any requests for consent granted by Seller pursuant to the foregoing clause (iv), including a copy of any plans and specifications and other documentation delivered by Convene (as defined on the Lease Exhibit) to Seller in connection with such request for consent. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (x) Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.3(a) within five (5) days following Seller’s request therefor (or, with respect to Seller’s requests for consent pursuant to clause (v) of the foregoing sentence, if shorter, within the period required by the terms of the applicable Lease) shall be deemed to constitute Purchaser’s consent thereto, and (y) Purchaser shall bear all Purchaser Leasing Costs in accordance with the provisions of Section 5.4.3 and this Section 7.2.3(a).

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any of the tenants, (ii) to the extent permitted pursuant to the terms of this Agreement, the removal of any of the tenants whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser, and (iii) Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this Transaction that (x) any of the tenants is no longer in possession or paying rent, is a holdover tenant or is in default under its lease on the Closing Date, or (y) any Contract has been terminated or any vendor that is a party to any Contract is in default under its Contract on the Closing Date and that Purchaser shall accept title without an abatement in or credit against the Purchase Price. The provisions of this Section 7.2.3(b) shall survive the Closing.

7.2.4 Seller shall keep in force and effect the insurance policies currently carried by Seller with respect to the Property or policies providing similar coverage (provided same are commercially available at commercially reasonable rates) through the Closing Date.

7.2.5 Labor Covenants. Seller shall, and shall cause Property Manager and any employees of Property Manager employed at or in relation to the Property, to:

(a) Except as required by law, not agree to renew, modify, amend, or extend any collective bargaining agreement affecting the Property (including without limitation the Collective Bargaining Agreement), without prior consultation with Purchaser and Purchaser’s consent, which shall not be unreasonably withheld;

(b) Except as may be required by applicable law or the Collective Bargaining Agreement not, without Purchaser’s written consent, (A) increase or cause to be increased the number of employees at the Property, (B) transfer or cause to be transferred any employees to or from the Property, (C) make or cause to be made any changes in the salaries, wages, or benefits paid to or on behalf of any Employees, or (D) replace or cause to be replaced any employees employed at the Property;

(c) Comply with the Collective Bargaining Agreement and all federal, state, and local labor and employment, human rights, and civil rights laws, statutes, rules, and regulations without exception as they apply to the Employees employed at the Property;

(d) Notify Purchaser of any organizing or any written demand for recognition or representation petition filed concerning their Employees and the Property;

(e) Deliver within a reasonable period of time after receipt of request from Purchaser notice of all written actions, suits, claims, charges, grievances, investigations, complaints, arbitrations, mediations, or other proceedings pertaining to the Property and relating the Employees or the Collective Bargaining Agreement occurring after the Effective Date; and

(f) Not become obligated to sponsor, contribute, or participate in any employee benefit plans for their employees at the Property except as provided in the Collective Bargaining Agreement.

7.3 Representations, Warranties and Covenants of Purchaser.

7.3.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

(a) Due Authority. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Purchaser, and each agreement, instrument and document herein provided to be executed by Purchaser on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Purchaser, and enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Purchaser has taken all action required of Purchaser to execute, deliver, subject to any consents or waivers required to be obtained prior to the Closing, and perform its obligations under this Agreement. Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly authorized and qualified to do all things required of it under this Agreement.

(b) Litigation. To the best of Purchaser’s knowledge, there is no material pending or threatened litigation action against Purchaser that could reasonably be expected to adversely impact Purchaser’s ability to perform its obligations under this Agreement.

(c) No Insolvency. Purchaser has not and as of the Closing Date will not have: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented in writing, in any creditor’s proceeding, to the appointment of a receiver or trustee for Purchaser or any of its property, or (iv) been named as a debtor in an involuntary bankruptcy proceeding.

(d) OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. The amounts payable by Purchaser to Seller hereunder are not and were not, directly or indirectly, derived from activities in contravention of U.S. federal, state, or local laws or regulations, or any non-U.S. law or regulation (including anti-money laundering laws and regulations). None of (A) Purchaser; (B) any Person controlling or controlled by Purchaser, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Purchaser; (C) any Person, to the knowledge of Purchaser, having a legal or beneficial interest in Purchaser; or (D) any Officer or Director or (to the knowledge of Purchaser) any employee, agent, or representative of Purchaser (including any person acting in such capacity for or on behalf of Purchaser); or (E) any Person for whom Purchaser is acting as agent or nominee or otherwise in connection with the Transaction; is a Sanctioned Person. As used herein, “Sanctioned Person” shall mean (1) a country, territory, government, government instrumentality, individual or entity subject to sanctions under any U.S. federal, state, or local law or regulation, or non-U.S. law or regulation, including but not limited to any Executive Order issued by the President of the United States or any regulation administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including but not limited to identification as a Specially Designated National or blocked person, or identification on the Denied Persons List, the Entity List, or the Unverified List maintained by the Bureau of Industry & Security, U.S. Department of Commerce, or under any order or regulation of (a) the United Nations; (b) the European Union or any of its member states; (c) Her Majesty’s Treasury of the United Kingdom; or (d) any other governmental authority; (2) a Foreign Terrorist Organization designated by the United States Department of State, or (3) an individual or entity who the Purchaser knows, or reasonably should know, has engaged in or engages in terrorist activity, or has provided or provides material support or resources for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56. Seller acknowledges that shares of Purchaser’s parent company, Empire State Realty Trust, Inc. and/or certain of its affiliates or related entities (collectively, “Purchaser’s Affiliates”), are owned by members of the public. Accordingly, notwithstanding the foregoing, Purchaser’s representations and warranties set forth in this Section 7.3.1(d) are not applicable to shares or interests in Purchaser’s Affiliates which are owned directly or indirectly by members of the public.

7.3.2 Survival. The representations and warranties of Purchaser set forth in Section 7.3.1 shall survive the Closing for the Survival Period.

8. Indemnification and Release.

8.1 Indemnification by Purchaser. Purchaser shall hold harmless, indemnify and defend each of the Seller Related Parties from and against any and all third party claims related to the Property or the ownership, operation or maintenance thereof to the extent such claims arise out of acts or events occurring on or after the Closing Date, other than the claims arising out of acts of Seller or any Seller Related Parties.

8.2 RELEASE. EFFECTIVE AS OF THE CLOSING, PURCHASER AND PURCHASER’S AFFILIATES SHALL BE DEEMED TO HAVE RELEASED EACH OF THE SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON BEHALF OF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, THE CONTRACTS, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO ANY OF THE SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE A WAIVER OF CLAIMS WHICH PURCHASER MAY HAVE ARISING FROM (I) ANY ACT BY SELLER THAT CONSTITUTES FRAUD, (II) A BREACH BY SELLER OF THE SELLER REPRESENTATIONS THAT EXPRESSLY SURVIVE THE CLOSING, SUBJECT TO THE LIMITATIONS AND CONDITIONS SET FORTH IN THIS AGREEMENT, OR (III) A BREACH BY SELLER OF ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

8.3 Survival. The provisions of this Section 8 shall survive the Closing or a termination of this Agreement.

9. Remedies For Default and Disposition of the Deposit.

9.1 SELLER DEFAULTS. IF THE TRANSACTION SHALL NOT BE CLOSED BY REASON OF SELLER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, AND SUCH BREACH OR DEFAULT IS NOT CURED BY SELLER WITHIN TEN (10) DAYS AFTER WRITTEN NOTICE OF SUCH BREACH OR DEFAULT FROM PURCHASER, THEN PURCHASER SHALL HAVE, SUBJECT TO THE EXPRESS TERMS OF THIS SECTION 9.1, AS ITS SOLE AND EXCLUSIVE REMEDIES (ALL OTHER RIGHTS AND/OR REMEDIES, WHETHER AVAILABLE AT LAW OR IN EQUITY, BEING IRREVOCABLY WAIVED) THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER AND SELLER SHALL REIMBURSE PURCHASER FOR ITS REASONABLE, THIRD-PARTY, OUT-OF-POCKET COSTS INCURRED BY PURCHASER WITH RESPECT TO THE NEGOTIATION OF THIS AGREEMENT AND PURCHASER’S DUE DILIGENCE OF THE PROPERTY PRIOR TO THE TERMINATION OF THIS AGREEMENT (“PURSUIT COSTS”) WHICH PURSUIT COSTS SHALL NOT TO EXCEED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($75,000.00) IN THE AGGREGATE (AND WITH RESPECT TO WHICH PURCHASER DELIVERS TO SELLER THIRD-PARTY INVOICES WITH REASONABLE SUPPORTING INFORMATION AND DOCUMENTATION AND EVIDENCE OF PAYMENT WITHIN THIRTY (30) DAYS AFTER THE DATE ON WHICH PURCHASER GIVES SELLER

WRITTEN NOTICE OF PURCHASER’S TERMINATION OF THIS AGREEMENT)), AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT FOR THE SURVIVING OBLIGATIONS, PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH OR DEFAULT, OR (B) IF SELLER SHALL FAIL TO TRANSFER THE PROPERTY PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, SPECIFICALLY ENFORCE SELLER’S OBLIGATION TO TRANSFER THE PROPERTY (IT BEING ACKNOWLEDGED THAT THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE APPLICABLE TO ANY OTHER COVENANT OR AGREEMENT OF SELLER CONTAINED HEREIN); PROVIDED THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN FORTY-FIVE (45) DAYS OF SELLER’S BREACH OR DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY. IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER SHALL BE DEEMED FOR ALL PURPOSES OF THIS AGREEMENT TO HAVE ELECTED TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE. IF SPECIFIC PERFORMANCE IS UNAVAILABLE BECAUSE SELLER HAS SOLD THE PROPERTY TO A BONA FIDE PURCHASER, PURCHASER SHALL HAVE THE RIGHT TO BRING AN ACTION AGAINST SELLER FOR ANY ACTUAL DAMAGES (PROVIDED, IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES) SUFFERED BY PURCHASER AS A RESULT OF SUCH BREACH, PROVIDED THAT SUCH DAMAGES PAYABLE BY SELLER SHALL BE CAPPED AT AN AMOUNT EQUAL TO THE GREATER OF (A) THE “BENEFIT OF THE BARGAIN” DAMAGES (I.E., THE DIFFERENCE BETWEEN THE PURCHASE PRICE PAID BY SUCH BONA FIDE PURCHASER AND THE PURCHASE PRICE), AND (B) ONE MILLION AND 00/100 DOLLARS ($1,000,000.00); PROVIDED FURTHER, HOWEVER, THAT AS A CONDITION PRECEDENT TO PURCHASER EXERCISING ANY RIGHT IT MAY HAVE TO BRING SUCH A DAMAGE ACTION AS A RESULT OF SELLER’S SALE OF THE PROPERTY TO A BONA FIDE PURCHASER FOR VALUE, PURCHASER MUST COMMENCE SUCH AN ACTION WITHIN FORTY-FIVE (45) DAYS AFTER THE OCCURRENCE OF SUCH BREACH OR DEFAULT AND PURCHASER AGREES THAT FAILURE TO TIMELY COMMENCE SUCH ACTION FOR SUCH DAMAGES WITHIN SUCH FORTY-FIVE (45) DAY PERIOD SHALL BE DEEMED A WAIVER OF SUCH RIGHT TO COMMENCE SUCH ACTION. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT, PURCHASER HEREBY WAIVES ANY RIGHT TO FILE ANY LIS PENDENS, NOTICE OF PENDENCY OF ACTION OR OTHER SIMILAR NOTICE OR FORM OF ATTACHMENT AGAINST THE PROPERTY. NOTHING CONTAINED HEREIN SHALL LIMIT PURCHASER’S RIGHTS OR REMEDIES WITH RESPECT TO THE SURVIVING OBLIGATIONS.

9.2 PURCHASER DEFAULTS. IF THE TRANSACTION SHALL NOT BE CLOSED BY REASON OF PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS

AGREEMENT, SUBJECT TO THE SURVIVING OBLIGATIONS; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT OR LIMIT SELLER’S RIGHTS OR REMEDIES IF PURCHASER FILES OR CAUSES TO BE FILED ANY LIS PENDENS, NOTICE OF PENDENCY OF ACTION, OR OTHER SIMILAR NOTICE OR FORM OF ATTACHMENT AGAINST THE PROPERTY OR LIMIT SELLER’S RIGHTS UNDER THE PROVISIONS OF SECTION 4.2.1(c) AND 4.2.2(F) OF THIS AGREEMENT OR TO LIMIT SELLER’S RIGHTS TO LITIGATION COSTS IN ACCORDANCE WITH SECTION 11.11. IN CONNECTION WITH THE FOREGOING, PURCHASER EXPRESSLY AGREES THAT THE PROVISIONS OF THIS SECTION 9.2 ARE REASONABLE UNDER THE CIRCUMSTANCES AND THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH OR DEFAULT BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.

9.3 Disposition of Deposit. If the Transaction shall close, then the Deposit shall be applied as a partial payment of the Purchase Price.

9.4 Survival. The provisions of this Section 9 shall survive a termination of this Agreement.

10. Post-Closing Obligations.

10.1 Convene Landlord Work. Seller and Purchaser hereby acknowledge and agree that Seller, as landlord under the Convene Lease, is obligated to (i) perform the Non-HVAC Work, the HVAC Work, the Lobby Work, and the Freight Elevator Work (each as defined in the Convene Lease) (collectively, the “Convene Landlord Work”), and (ii) provide fresh air to the premises leased by Convene under the Convene Lease (the “Convene Premises”).

10.1.1 HVAC Work, Fresh Air Fan Work, and Freight Elevator Work. (a) Seller and Purchaser hereby acknowledge and agree that, prior to the Effective Date, in connection with the HVAC Work and the Freight Elevator Work, Seller has entered into (i) those certain construction agreements described on Exhibit O-2 attached hereto (collectively, the “Assumed Construction Contracts”), and (ii) those certain consulting agreements described on Exhibit O-3 attached hereto (collectively, the “Assumed Consultant Agreements”). At Closing, Seller shall assign to Purchaser the Assumed Construction Contracts pursuant to the Assignment and Assumption of Construction Contracts attached hereto as Exhibit U (the “Assignment and Assumption of Construction Contracts”), and Seller shall assign to Purchaser the Assumed Consultant Agreements pursuant to the Assignment and Assumption of Leases and Contracts. Seller and Purchaser hereby acknowledge and agree that, at Closing, Purchaser shall (a) assume Seller’s obligations under the Assumed Construction Contracts and the Assumed Consultant Agreements and thereafter complete (or cause to be completed) the HVAC Work and the Freight Elevator Work in accordance with the terms of the Convene Lease, and (b) assume Seller’s obligations, as landlord under the Convene Lease, with respect to the provision of fresh air in accordance with the Convene Lease and thereafter complete (or cause to be completed) the upgrade and/or replacement of a certain fresh air fan in the Convene Premises and Building (as such term is defined in the Convene Lease) in accordance with ESRT’s Fresh Air Fan Work Base Scope (as defined on Exhibit T attached hereto) (the “Fresh Air Fan Work”). Seller shall give Purchaser the following credits against the Purchase Price at Closing: (i) a credit equal to Four Hundred Six Thousand Two Hundred Seventeen and 00/100 Dollars ($406,217.00) in connection with the HVAC Work (the “HVAC Work Credit”), (ii) a credit equal to Six Hundred Seventy-Four Thousand One Hundred Sixteen and 00/100 Dollars ($674,116.00) in connection with the Freight Elevator Work (the “Freight Elevator Work Credit”), and (iii) a credit equal to One Million One Hundred Sixty Thousand and 00/100 Dollars ($1,160,000.00) in connection with the Fresh Air Fan Work (the “Fresh Air Fan Work Credit,” and, each of the HVAC Work Credit, the Freight Elevator Work Credit and Fresh Air Fan Work Credit, as the case may be, are hereinafter referred to as a “Convene Work Credit”).

(a)

(b) With respect to each of the HVAC Work, Freight Elevator Work and Fresh Air Fan Work, Purchaser shall provide to Seller a statement (each, a “Convene Work Adjustment Statement”) setting forth the aggregate actual, out-of-pocket cost incurred by Purchaser to complete the HVAC Work, Freight Elevator Work, and the Fresh Air Fan Work, as applicable (as it applies to the HVAC Work, the Freight Elevator Work, and the Fresh Air Fan Work, as applicable, the “Convene Work Cost”) by the date (each, a “Convene Work Adjustment Outside Date”) that is the earlier to occur of (x) thirty (30) days following the completion of the HVAC Work, the Freight Elevator Work, and the Fresh Air Fan Work, as the case may be, pursuant to the terms of the Convene Lease (each, a “Convene Work Completion Date”), and (y) June 30, 2027 (the “Convene Work Outside Date”), time being of the essence with respect to Purchaser’s delivery of each Convene Work Adjustment Statement by the Convene Work Outside Date; provided that, if the applicable Convene Work Completion Date has not occurred by the Convene Work Outside Date due to delays in the completion of the HVAC Work, Freight Elevator Work or Fresh Air Fan Work (subject to the provisions of Exhibit T hereof), as applicable, solely caused by Force Majeure Events (as such term is defined in the Convene Lease), then, provided that Purchaser shall provide Seller with notice of the occurrence of such Force Majeure Event(s) (a “Convene Work Force Majeure Notice”) within ten (10) Business Days following Purchaser having knowledge of the occurrence thereof, the Convene Work Outside Date shall be extended one (1) day for each day of delay actually caused by Force Majeure Events with respect to the affected work only. Following the delivery of a Convene Work Force Majeure Notice, Purchaser shall keep Seller reasonably apprised of the status of the applicable work. Purchaser shall include a calculation of the Convene HVAC Reimbursement Amount (as hereinafter defined) in the Convene Work Adjustment Statement for the HVAC Work. “Convene HVAC Reimbursement Amount” means the lesser of (A) 20% of all hard and soft costs incurred by Seller (provided Seller shall have given Purchaser evidence reasonably satisfactory to Purchaser of such costs) and/or Purchaser in the aggregate to furnish and install the equipment, power, controls, ductwork, piping, etc. in connection with the HVAC Work (including, without limitation, all costs incurred by Seller and/or Purchaser pursuant to the Assumed Construction Contract and the Assumed Consultant Agreements with respect to the HVAC Work), and (B) Two Hundred Thousand and 00/100 Dollars ($200,000.00).

(c) If any Convene Work Adjustment Statement sets forth that:

(i) such Convene Work Cost (excluding any Excluded Cost Overruns (as hereinafter defined)) exceeds the amount of the corresponding Convene Work Credit that Purchaser received at Closing, then, provided that Purchaser shall have delivered to Seller in accordance with Section 11.9 on or before the applicable Convene Work Outside Date a written request for payment, which request for payment shall bear the following legend typed in bold, capital letters at the top: “PAYMENT DUE WITHIN SIXTY (60) DAYS”, together with invoices and reasonable supporting documentation with respect to such Convene Work Costs, Seller shall pay to Purchaser the amount by which such Convene Work Cost exceeds the amount of the applicable Convene Work Credit within sixty (60) days after receipt by Seller of such request for payment together with invoices and reasonable supporting documentation therefor. If Seller fails to pay any amount due to Purchaser under this Section 10.1.1(c)(i) within such sixty (60) day period, such unpaid amount shall accrue interest at the Interest Rate (as such term is defined in the Scholastic Lease) from the date of delivery of such payment request to Seller until the date full payment is made to Purchaser. Notwithstanding the foregoing, in no event shall Seller be obligated to pay any portion of the Convene Work Cost resulting from (i) change orders to the Assumed Construction Contracts or Assumed Consultant Agreements or changes in the scope of the HVAC Work and/or Freight Elevator Work set forth in the Assumed Construction Contracts or changes to the scope of ESRT’s Fresh Air Fan Work Base Scope (as defined on Exhibit T) set forth on Exhibit T (except with respect to the VAV Alternate Work (as defined on Exhibit T) up to the amount of Remaining Allowance (as defined on Exhibit T) pursuant to the terms set forth on Exhibit T), as applicable, other than those required to comply with all applicable laws or the express terms of the Convene Lease, (ii) Purchaser’s failure to adhere to good construction practices (unless required by applicable laws or requested by Scholastic as tenant under the Scholastic Lease), or (iii) the negligence or willful misconduct in the performance of the HVAC Work, Freight Elevator Work, or Fresh Air Fan Work, as the case may be, by Purchaser or its agents or employees (any of the Convene Work Costs resulting from the events described in the foregoing clauses (i)-(iii), the “Excluded Cost Overruns”). Notwithstanding anything to the contrary contained herein, if Purchaser shall fail to provide a Convene Work Adjustment Statement by the applicable Convene Work Outside Date (as such date may be extended by the terms and conditions of this Agreement), then Purchaser shall not have the right to make a claim against Seller under this Section 10.1.1(c)(i) with respect to the applicable Convene Work Cost;

(ii) the Convene Work Cost (excluding any Excluded Cost Overruns) with respect to the HVAC Work or the Freight Elevator Work, as the case may be, is less than the amount of the HVAC Work Credit or the Freight Elevator Work Credit, as applicable, then Purchaser shall pay to Seller the amount by which the applicable Convene Work Credit exceeds such Convene Work Cost within sixty (60) days following the Convene Work Adjustment Outside Date. If Purchaser fails to pay any amount due to Seller under this Section 10.1.1(b)(ii) within said sixty (60) day period, such unpaid amount shall accrue interest at the Interest Rate from the applicable Convene Work Adjustment Outside Date until the date full payment is made to Seller; or

(iii) the Convene Work Cost (excluding any Excluded Cost Overruns) with respect to the Fresh Air Fan Work is less than the amount of the Fresh Air Fan Work Credit, then, subject to Purchaser’s right to utilize the Remaining Allowance to perform the VAV Alternate Work in accordance with the terms set forth on Exhibit T, Purchaser shall pay to Seller the amount by which the Fresh Air Fan Work Credit exceeds the aggregate cost of ESRT’s Fresh Air Fan Work Base Scope and, if applicable, the VAV Alternate Work within sixty (60) days following the applicable Convene Work Adjustment Outside Date, as the same may be extended pursuant to Exhibit T. If Purchaser fails to pay any amount due to Seller under this Section 10.1.1(b)(iii) within said sixty (60) day period, such unpaid amount shall accrue interest at the Interest Rate from the applicable Convene Work Adjustment Outside Date until the date full payment is made to Seller.

(d) Following Purchaser’s completion of the HVAC Work in accordance with the terms of the Convene Lease, Purchaser shall enforce the terms of Section 14.07 of Exhibit C of the Convene Lease with respect to Convene’s obligation to reimburse Purchaser, as landlord thereunder, for the Convene HVAC Reimbursement Amount and shall be responsible for paying such amount to Seller within ten (10) Business Days after receipt of such amount by Purchaser from Convene. Purchaser shall deliver to Seller a copy of the notice sent to Convene with respect to the Convene HVAC Reimbursement Amount promptly following delivery of such notice to Convene.

(e) The provisions of this Section 10.1.1 shall survive the Closing.

10.1.2 Non-HVAC Work. If the Tenant Estoppel Certificate executed by Convene and delivered to Purchaser at or prior to Closing (the “Convene Estoppel”) (x) states, in substance, that any portion of the Non-HVAC Work remains outstanding, (y) claims any default by Seller under the Convene Lease in the performance of the Non-HVAC Work, and/or (z) claims any right, in connection with Seller’s failure to substantially complete the Non-HVAC Work by the Target Completion Date (as defined in the Convene Lease) to either (I) receive a credit against rent for the reasonable out-of-pocket costs and expenses actually incurred by Convene in exercising its self-help rights under Section 2.02(C) of the Convene Lease, or (II) extend the Rent Concession Period (as defined in the Convene Lease) pursuant to Section 2.03(B) of the Convene Lease, then (i) notwithstanding anything to the contrary in Section 4.3 of this Agreement, the Tenant Estoppel Certificate with respect to the Convene Lease shall not fail to satisfy the Estoppel Requirements as a result of Convene making a claim described in the foregoing clauses (x), (y) and/or (z) and Purchaser shall have no right to terminate this Agreement as a result of Convene making a claim described in the foregoing clauses (x), (y) and/or (z) or to obtain a reduction of the Purchase Price in connection therewith (except as provided in clause (iii) herein), (ii) Seller shall be responsible for completing any outstanding portion of the Non-HVAC Work in accordance with the provisions of the Convene Lease, and (iii) Seller shall give to Purchaser a credit against the Purchase Price at Closing in the amount of any Non-HVAC Work Claim Costs (as hereinafter defined) arising prior to the Closing Date. In the event Purchaser incurs any Non-HVAC Work Claim Costs after the Closing Date, Seller shall reimburse Purchaser for such Non-HVAC Work Claim Costs within sixty (60) days following Seller’s receipt of a request for payment delivered to Seller in accordance with Section 11.9, which request for payment shall bear the following legend typed in bold, capital letters at the top: “PAYMENT DUE WITHIN SIXTY (60) DAYS,” along with invoices and reasonable supporting documentation therefor, including documentation evidencing that Convene is entitled to the amount of the Non-HVAC Work Claim Costs claimed by Convene. If Seller fails to pay any amount due to Purchaser within such sixty (60) day period, such unpaid amount shall accrue interest at the Interest Rate from the day such payment request until the date full payment is made to Purchaser. “Non-HVAC Work Claim Costs” shall mean (i) the aggregate amount of credits against rent described in clause (z)(I) of this Section 10.1.2 and/or rent concessions due to any extensions of the Rent Concession Period described in the clause (z)(II) of this Section 10.1.2, in each case, to the extent claimed by Convene, and (ii) the reasonable out-of-pocket cost to satisfy any mechanic’s liens filed against the Real Property resulting from any portion of the Non-HVAC Work for which Seller contracted. The provisions of this Section 10.1.2 shall survive the Closing. Seller shall reasonably cooperate with Purchaser after the Closing Date to satisfy such mechanic’s liens and remove the same from being filed against the Real Property.

10.1.3 Lobby Work. Seller and Purchaser hereby acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, Seller shall not be responsible for the completion of the Lobby Work under the Convene Lease. Purchaser shall assume Seller’s obligations, as landlord under the Convene Lease, with respect to the Lobby Work and shall thereafter complete (or cause to be completed) the Lobby Work in accordance with the terms of the Convene Lease. Seller shall use commercially reasonable efforts to obtain a written agreement from Convene, reasonably acceptable to Purchaser (the “Lobby Door Confirmation”), acknowledging and agreeing that the Lobby Work does not include the replacement of the Building (as defined in the Convene Lease) lobby doors on the Broadway side of the Building (the “Lobby Door Replacement”). In connection with Purchaser’s assumption of the responsibility for the completion of the Lobby Work, Seller shall give Purchaser a credit against the Purchase Price at Closing in the amount of Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($875,000.00); provided, however, if on or prior to the Closing Date, Seller has delivered to Purchaser a Lobby Door Confirmation duly executed by Convene, then the amount of such credit shall be reduced to Eight Hundred Twenty-Five Thousand and 00/100 Dollars ($825,000.00). Prior to the Closing Date, Purchaser shall not (i) enter into any contracts in connection with the Lobby Work (“Lobby Work Contracts”) without the prior written consent of each of (x) Convene, if and to the extent required in accordance with the terms of the Convene Lease, and (y) Seller, which consent shall not be unreasonably withheld or delayed, or (ii) make, nor shall Purchaser permit any contractors, subcontractors, laborers, materialmen, architects, or engineers to make, any installations, changes, alterations, decorations, replacements, additions, or improvements to, nor store any materials of any kind at, the Property. If this Agreement shall be terminated for any reason, immediately upon such termination. Purchaser shall assign all Lobby Work Contracts, if any (together with all of Purchaser’s right, title and interest in any plans, specifications, bid documents, schedules, drawings, models and other information and materials related to the design of the Lobby Work produced, prepared, if acquired by Purchaser in connection with the Lobby Work) pursuant to the assignment and assumption agreement in the form attached hereto as Exhibit U. The provisions of this Section 10.1.3 shall survive the Closing and any termination of this Agreement.

10.1.4 Any dispute relating to the provisions of this Section 10.1 shall be resolved by Expedited Arbitration in accordance with the provisions of Section 10.4 hereof.

10.2 Other Work.

10.2.1 555 Broadway Roof Replacement. Pursuant to the provisions of the Scholastic Lease, Purchaser, as landlord thereunder, shall be responsible for the performance of certain Landlord’s Work (as defined in the Scholastic Lease) including, without limitation, the replacement of the existing roof of the building known as 555 Broadway (“555 Roof Replacement”). In connection therewith, Seller shall give Purchaser a credit against the Purchase Price at Closing in the amount of One Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($1,375,000.00).

10.2.2 AV Equipment. Pursuant to the provisions of the Scholastic Lease, Purchaser, as landlord thereunder, shall be responsible for the operation and maintenance of an auditorium located on the cellar level of the Building (as defined in the Scholastic Lease) in accordance with the provisions of the Scholastic Lease. In connection therewith, Seller shall give Purchaser a credit against the Purchase Price at Closing in the amount of One Million and 00/100 Dollars ($1,000,000.00) representing the cost of replacement of the existing AV equipment in such auditorium (the “Auditorium Work”).

10.2.3 Violations and Open Permits. Purchaser shall be responsible, after the Closing Date, to (i) close out the open permits applicable to the Real Property and existing on the Effective Date (collectively, the “Open Permits”), and (ii) to cure all Violations applicable to the Real Property and existing on the Effective Date, including payment of fines and penalties imposed by reason of such Violations (the “Open Violations,” and, together with the Open Permits, collectively, the “Open Violations/Permits”), which Open Violations/Permits are set forth on Exhibit S attached hereto; it being agreed that Seller and Purchaser shall cooperate in good faith to resolve such Open Violations/Permits. Any disputes between Seller and Purchaser as to the manner and reasonable cost of the resolution of any Open Violations/Permits shall be resolved by Expedited Arbitration in accordance with Section 10.4 hereof. If any of the Open Violations/Permits shall exist as of the Closing, then, at Closing, Seller shall deposit with Escrowee Seven Hundred Eighty-Five Thousand Three Hundred Forty and 00/100 Dollars ($785,340.00) (the “Violations/Open Permits Escrow Amount”) in an interest-bearing escrow account pursuant to a mutually-acceptable escrow agreement by and among Escrowee, Seller and Purchaser which provides for the disbursement, from time to time, of the Violations/Open Permits Escrow Amount to Purchaser upon delivery by Purchaser to Seller of reasonable documentation evidencing payment of fines and penalties or out-of-pocket costs incurred by Purchaser to close out the Open Permits, cure Open Violations and/or pay any fines and penalties associated therewith, which disbursement procedure shall include a reasonable Seller objection right (the “Violations/Open Permits Escrow Agreement”), which Violations/Open Permits Escrow Agreement shall be negotiated by the parties in good faith prior to the Closing. The Violations/Open Permits Escrow Agreement shall provide that (i) the Violations/Open Permits Escrow Amount shall be held in escrow as set forth above, and any funds remaining in escrow shall be disbursed upon the earlier to occur of (x) Purchaser’s cure of the Open Violations/Permits and (y) June 30, 2027 (such earliest date, the “Violations/Open Permits Outside Date”), and (ii) upon the Violations/Open Permits Outside Date, all funds remaining in escrow shall be released to Seller. Seller and Purchaser acknowledge and agree that Seller shall have no obligation to fund any additional amounts in connection with any Open Violations/Permits in excess of the Violations/Open Permits Escrow Amount. Seller shall have the right to fund the Violations/Open Permits Escrow Amount from the proceeds received by Seller upon Closing. The provisions of this Section 10.2.3 shall survive the Closing.

10.2.4 Monos HVAC Work and Canopy Work. If the Tenant Estoppel Certificate executed by Monos (as defined on the Lease Exhibit) and delivered to Purchaser at or prior to Closing (the “Monos Estoppel”) (x) states, in substance, that any portion of the HVAC Work and/or the Canopy Work (as such terms are defined on the Monos Lease) (collectively, the “Monos Work”) remain outstanding, or (y) claims any default by Seller under the Monos Lease in the performance of such Monos Work, then (i) notwithstanding anything to the contrary in Section 4.3 of this Agreement, the Tenant Estoppel Certificate with respect to the Monos Lease shall not fail to satisfy the Estoppel Requirements as a result of Monos making a claim described in the foregoing clauses (x) and/or (y) and Purchaser shall have no right to terminate this Agreement as a result of Monos making a claim described in the foregoing clauses (x) and/or (y) or to obtain a reduction of the Purchase Price in connection therewith, and (ii) Seller shall be responsible at its cost and expense for completing any outstanding portion of the HVAC Work and/or the Canopy Work in accordance with the provisions of the Monos Lease. In the event Seller is required pursuant to this Section 10.2.4 to complete any outstanding portion of the HVAC Work and/or the Canopy Work following the Closing, then Seller shall be responsible for the performance of such work and payment to satisfy any mechanic’s liens filed against the Real Property following the Closing resulting from any Landlord’s Work under the Monos Lease, including, without limitation, any portion of the HVAC Work and/or the Canopy Work for which Seller contracted. This Section 10.2.4 shall survive the Closing.

10.3 Intentionally Omitted.

10.4 Expedited Arbitration. Seller and Purchaser shall each have the right to submit any dispute for which arbitration in accordance with this Section 10.4 is expressly provided in this Agreement, to binding arbitration (“Expedited Arbitration”) under the Expedited Procedures provisions (Rules E-1 through E-10 in the current edition) of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). In cases where the Seller and Purchaser utilize such arbitration: (i) Seller and Purchaser will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule E-4, (ii) the arbitrator shall be selected within three (3) Business Days following submission of such dispute to arbitration, (iii) the arbitrator shall render their final decision not later than three (3) Business Days after the last hearing, (iv) the first hearing shall be held within five (5) Business Days after the appointment of the arbitrator, and the last hearing shall be held within fifteen (15) Business Days after the appointment of the arbitrator, (v) any finding or determination of the arbitrator shall be deemed final and binding (except that the arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement), and (vi) the losing party in such arbitration shall pay the arbitration costs charged by AAA and/or the arbitrator. If for any reason a dispute shall arise with respect to the identity of the arbitrator, the arbitrator shall be selected by the AAA within three (3) Business Days after submission of a request therefor.

11. Miscellaneous.

11.1 Brokers.

11.1.1 Except as provided in Section 11.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the Transaction. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser.

11.1.2 Seller has agreed to pay a brokerage commission to Newmark & Company Real Estate, Inc. (“Broker”) pursuant to, and subject to the terms of, a separate written agreement with Broker, subject in all respects to the terms and conditions of such separate written agreement. Section 11.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.

11.2 Limitation of Liability.

11.2.1 Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the Transaction shall have occurred, (i) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) (the “Liability Ceiling”) and (ii) in no event shall Seller have any liability to Purchaser unless and until the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed Two Hundred Thousand Dollars ($200,000) (the “Liability Floor”). If Seller’s aggregate liability to Purchaser shall exceed the Liability Floor, then Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling. Notwithstanding anything to the contrary contained herein, in no event shall the Liability Ceiling or the Liability Floor apply to any claim brought in connection with Sections 10.1.1, 10.1.2, or 10.2.4 of this Agreement.

11.2.2 Except for the obligations of Scholastic pursuant to the joinder attached to this Agreement (the “Joinder”), none of the Seller Related Parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter (other than Scholastic’s liability under the Scholastic Lease), and Purchaser and its successors and assigns and all other Persons, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.2.3 For purposes of securing Seller’s obligations pursuant to Section 11.2.1, Seller has caused Scholastic to execute and deliver the Joinder.

11.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement (together with the Joinder) contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

11.4 Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York are not required or are authorized to be closed for business.

11.5 Interpretation. Section headings shall not be used in construing this Agreement. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

11.6 Governing Law; Venue. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER AND PURCHASER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST SELLER OR PURCHASER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN A FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND SELLER AND PURCHASER EACH HEREBY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

11.7 Construction. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement.

11.8 Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser or any subsequent transferor shall not be released from its obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute Seller’s consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right, without Seller’s consent but with no less than ten (10) Business Days’ prior written notice to Seller, to (x) assign this Agreement at Closing to one or more Purchaser Affiliates (as defined below) or (y) to designate one or more Purchaser Affiliates (including, without limitation, tenant-in-common entities) to accept title to the Property at Closing in connection with Purchaser’s effectuation of an Exchange (as hereinafter defined) pursuant to the terms of Section 11.24 below, provided that, in either case, (i) Purchaser and such assignee or designee represent and warrant to Seller that such party is a Purchaser Affiliate, (ii) in the event of an assignment of this Agreement (a) such assignee assumes in writing all of Purchaser’s obligations hereunder, and agrees to be bound by all the terms and conditions (including releases, waivers and limitations on liability) of this Agreement, pursuant to an assignment and assumption agreement in form and content reasonably acceptable to Seller, and (b) Seller receives a copy of such assignment and assumption agreement signed by Purchaser and the assignee, (iii) Purchaser remains jointly and severally liable with the assignee or designee for all obligations and indemnifications hereunder notwithstanding such assignment, and (iv) such assignment or designation shall not require the consent of any third party or delay the consummation of the Transaction. “Purchaser Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with Empire State Realty Trust, Inc. “Control” (and the correlative terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management, policies, business and/or affairs of the entity or person in question, whether by the ownership of voting securities (or other interests), contract or otherwise (subject to other persons or entities having so-called “major decision” approval or veto rights, and such other persons or entities shall not be deemed to possess any control as a result thereof).

11.9 Notices. Except as set forth in Section 4.3, all notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery, electronic mail or reputable overnight courier service (charges prepaid) or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter; provided, however, without affecting the sufficiency of delivery by electronic email and for confirmation purposes only, any Notice given by electronic mail shall also be given by personal delivery, reputable overnight courier service or United States registered or certified mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by electronic mail, the date on which such email is received; and (c) if sent by overnight courier service or by mail (as aforesaid), the date of receipt or attempted delivery, if such courier service mailing is refused. Any Notice received after 5:00 P.M. New York time or on a day other than a Business Day shall be deemed received on the first Business Day thereafter. Until further notice, Notices under this Agreement shall be addressed to the parties listed below as follows:

To Seller:	Scholastic 557 Broadway, LLC 557 Broadway, New York New York 10012 Attention: Jonathan Feldberg, Director, Corporate Real Estate and Building Management Email: JFeldberg@scholastic.com

With a Copy To:	Scholastic 557 Broadway, LLC 557 Broadway, New York New York 10012 Attention: Christopher Lick, EVP and General Counsel Email: CLick@scholastic.com

With a Copy To:	Hogan Lovells US LLP 390 Madison Avenue New York, New York 10017 Attention: Trevor Adler, Esq. Email: trevor.adler@hoganlovells.com

With a Copy of Notices sent by Purchaser pursuant to Sections 10.1.1(c)(i) and 10.1.2 Only To:	Scholastic 557 Broadway, LLC 557 Broadway, New York New York 10012 Attention: Haji Glover, EVP and Chief Financial Officer Email: HGlover@scholastic.com

To Purchaser:	ESRT 555-557 Broadway, L.L.C. c/o Empire State Realty Trust, Inc. 111 West 33rd Street, 12th Floor New York, New York 10120 Attention: Ryan Kass Telephone: (212) 850-2756 Email: rkass@esrtreit.com

With a Copy To:	Holland & Knight LLP 787 Seventh Avenue, 31st Floor New York, New York 10019 Attention: Robert Bressman, Esq. Telephone: (212) 513-3365 Email: robert.bressman@hklaw.com

To Escrowee:	Chicago Title Insurance Company 711 Third Avenue, 8th Floor New York, New York 10017 Attention: Jennifer Beltrami, Esq. Telephone: (212) 880-1218 Email: Jennifer.beltrami@ctt.com

Any party may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.

11.10 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

11.11 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to the Transaction, and that such legal costs shall not be part of the closing costs. In addition, if either Purchaser or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, Purchaser or Seller, as the case may be, shall pay to the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, the prevailing party’s reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document by some or all of the parties hereto, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single Agreement, (ii) the exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall constitute effective execution and delivery of this Agreement as to the parties for all purposes, and (iii) signatures of the parties transmitted by facsimile or Portable Document Format (PDF) (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall be deemed to be their original signatures for all purposes.

11.13 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Seller shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Purchaser assumes the risk of all costs and expenses incurred by Purchaser in any negotiations or due diligence investigations undertaken by Purchaser with respect to the Property.

11.14 No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

11.15 Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

11.16 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

11.17 Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.

11.18 Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

11.19 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, any Person may disclose to any and all Persons, without limitation of any kind, the tax treatment and structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the Transaction, or of any information or the portion of any materials not relevant to the tax treatment or structure of the Transaction.

11.20 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

11.20.1 The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

11.20.2 Seller and Purchaser each hereby agree:

(a) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the Transaction under Section 6045 of the Code; and

(b) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

(d) The addresses for Seller and Purchaser are as set forth in Section 11.9 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

11.21 Tax Reduction Proceedings. If Seller has heretofore filed, or shall hereafter file, applications for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations for any tax year, Purchaser acknowledges and agrees that Seller shall have sole control of such proceedings, including the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Purchaser hereby consents to such actions as Seller may take therein (except for any proceedings with respect to the tax year in which the Closing occurs or affecting any subsequent tax year, which shall not be compromised or settled without Purchaser’s prior consent (not to be unreasonably withheld, conditioned or delayed)). Any refund or the savings or refund for any year or years prior to the tax year in which the Closing herein occurs shall belong solely to Seller. Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Seller and Purchaser after deduction of reasonable attorneys’ fees and other expenses related to the proceeding and all sums payable to tenants under the Leases. Purchaser and Seller agree that all sums payable to tenants under the Leases on account of such tax savings or refund shall be promptly paid to such tenants following receipt of such tax savings or refund. Purchaser shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings.

11.22 Press Releases. Neither party shall make any press release or other public disclosure or publicity statement regarding this Agreement or the Transaction without the other party’s prior written consent (and the wording of same shall be reasonably approved in advance by both parties) and the parties shall coordinate efforts such that Seller shall be afforded the opportunity to be the first party to issue an approved press release. Notwithstanding the foregoing, either party, without the other party’s prior written consent, shall be permitted to make such disclosures regarding this Agreement and the Transaction either (x) as it, or any affiliate thereof or entity advised by any affiliate thereof, including its Parent Entity (as hereinafter defined), is required to disclose in any document required pursuant to federal or state securities laws (or any similar laws) or any rules or regulations promulgated thereunder, or (y) as either of Purchaser’s parent company, Empire State Realty Trust, Inc., or Seller’s parent company, Scholastic. (each, a “Parent Entity”), as applicable, deems reasonably appropriate on earnings calls, provided that the information discussed has been previously disclosed in accordance with clause (x) above; provided that Purchaser shall provide Seller with reasonable advance notice of such disclosure and coordinate efforts such that Seller shall be afforded the opportunity to be the first party to make such disclosures. The provisions of this Section 11.22 shall survive the Closing or any termination of this Agreement.

11.23 No Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the Purchaser, and neither the delivery nor any prior communications between the parties, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Purchaser constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Purchaser.

11.24 1031 Exchange. Purchaser has advised Seller that Purchaser may effect a “forward”, “reverse”, or other tax-free exchange (each, an “Exchange”) in accordance with Section 1031 of the Code in connection with the sale of the Property, which Exchange will involve an exchange of another property or properties, and the Property. Seller shall reasonably accommodate Purchaser in connection with the Exchange provided that (a) Seller shall incur any cost, expense or liability in connection with the Exchange, (b) the Exchange does not directly or indirectly reduce the Purchase Price, (c) the Exchange will not delay or otherwise adversely affect the Closing, (d) all documents to be executed by Seller in connection with such exchange shall be subject to the reasonable approval of Seller and shall expressly state, without qualification, that Seller (i) is acting solely as an accommodating party to such exchange, (ii) shall have no liability with respect thereto, and (iii) is making no representation or warranty that the Transaction qualifies as a tax-free exchange under Section 1031 of the Code or any applicable state or local laws , (e) in no event shall Seller be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such exchange, (f) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all Claims suffered or incurred by any of the Seller Related Parties and arising out of or in connection with the Exchange, (g) the Exchange is carried out in accordance with all applicable laws and all documentation concerning the Exchange shall be reasonably satisfactory in all respects to Seller and its attorneys, (h) the Exchange does not adversely affect Seller in any material respect or adversely affect the defeasance of the Mortgages, and (i) the Exchange does not have an adverse effect on title to the Real Property. The terms and provisions of this Section 11.24 shall survive the Closing.

11.25 Exclusivity. In consideration of the time, effort and financial resources that Purchaser will be committing to the transaction contemplated by this Agreement and in recognition of the time necessary to successfully consummate such a transaction, Seller agrees that, from and after the Effective Date until the earlier to occur of the Closing or the termination of this Agreement, Seller shall not consent to, accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, ground lease, or refinancing of the Real Property.

11.26 Survival. The provisions of this Section 11 shall survive the Closing or a termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

SCHOLASTIC 557 BROADWAY, LLC, a Delaware limited liability company

By:	/s/ Haji Glover
Name: Haji Glover
Title: Chief Financial Officer, Executive Vice President

PURCHASER:

ESRT 555-557 BROADWAY, L.L.C., a Delaware limited liability company

By:	/s/ Christina Chiu
Name: Christina Chiu
Title: President

JOINDER AS TO SECTION 11.20 ONLY:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Jennifer Beltrami
Name: Jennifer Beltrami
Title: Underwriting Counsel

JOINDER

1. In consideration of Purchaser’s execution of that certain Contract of Purchase and Sale (the “Agreement”) to which this “Joinder” is attached (and of which it forms a part), the undersigned (“Scholastic”), hereby absolutely, unconditionally and irrevocably guarantees the obligations of Seller (i) with respect to any breach of the representations and warranties of Seller set forth in Section 7.1.1 of the Agreement or in any Closing Document, and (ii) pursuant to Sections 10.1.1, 10.1.2, and 10.2.4 of the Agreement, but only if the Closing occurs (collectively, the “Obligations”), in each case, in accordance with the terms of, and subject to the limitations set forth in, the Agreement; provided that Scholastic’s liability with respect to a breach of said representations and warranties shall in all instances be subject to the limitations set forth in Section 11.2 of the Agreement. Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement.

2. Scholastic acknowledges that Scholastic is an affiliate of Seller and that Scholastic will derive substantial benefits from the execution of the Agreement and the transactions contemplated thereby, and that Scholastic’s execution of this Joinder is a material inducement and condition to Purchaser’s execution of the Agreement.

3. Notwithstanding anything to the contrary contained in this Joinder, the obligations and liabilities of Scholastic under this Joinder with respect to the Obligations are joint and several with Seller and are subject to all limitations applicable to Seller’s obligations and liabilities under the Agreement, including, but not limited to, with respect to a breach of Seller’s representations and warranties, the limitations set forth in Section 7.1 and Section 11.2 of the Agreement, and all such limitations are incorporated herein by this reference as if set forth in full herein.

4. The provisions of this Joinder with respect to any breach of the representations and warranties of Seller set forth in Section 7.1.1 of the Agreement or in any Closing Document shall survive the Closing for the Survival Period. The provisions of this Joinder with respect to Sections 10.1.1, 10.1.2, or 10.2.4 of the Agreement shall survive the Closing without regard to the Survival Period, Liability Ceiling or Liability Floor.

5. The Obligations of Scholastic shall not be affected, modified or diminished by reason of any modification of the Agreement by Seller and Purchaser. This Joinder shall not be modified without the prior written consent of Purchaser.

6. This Joinder shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles. EACH OF SCHOLASTIC AND PURCHASER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS JOINDER. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SCHOLASTIC AND PURCHASER TO ENTER INTO AND ACCEPT THIS JOINDER. Any action brought hereunder shall be brought in a court of law located in the City, County and State of New York.

7. If either Purchaser or Scholastic brings any suit or other proceeding with respect to the subject matter or the enforcement of this Joinder, Purchaser or Scholastic, as the case may be, shall pay to the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, the prevailing party’s reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

8. This Joinder has been duly authorized, executed, and delivered by, and is binding upon and enforceable against Scholastic in accordance with the terms of hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Scholastic has taken all action required of Scholastic to perform its obligations under this Joinder. Scholastic is a corporation, duly organized and validly existing and in good standing under the laws of the State of New York, and is, or on the Closing Date will be, duly authorized and qualified to do all things required of it under this Joinder.

9. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document by some or all of the parties hereto, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single agreement, (ii) the exchange of executed copies of this Joinder by facsimile or Portable Document Format (PDF) transmission (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall constitute effective execution and delivery of this Joinder as to the parties for all purposes, and (iii) signatures of the parties transmitted by facsimile or Portable Document Format (PDF) (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

SCHOLASTIC INC.,
a New York Corporation

By:	/s/ Haji Glover
Name: Haji Glover
Title: Chief Financial Officer, Executive Vice President

[signatures continue on following page]

ESRT 555-557 BROADWAY, L.L.C.,
a Delaware limited liability company

By:	/s/ Christina Chiu
Name: Christina Chiu
Title: President

[end of signature pages]

EXHIBIT A

(LAND)

557 Broadway:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at a point on the westerly side of Broadway, distant 101 feet southerly from the corner formed by the intersection of the said westerly side of Broadway with the southerly side of Prince Street;

RUNNING THENCE westerly parallel with Prince Street, 200 feet to the easterly side of Mercer Street;

THENCE southerly along the said easterly side of Mercer Street, 50 feet;

THENCE easterly again parallel with Prince Street, 200 feet to the westerly side of Broadway;

THENCE northerly along the said westerly side of Broadway, 50 feet to the point or place of BEGINNING.

(For Information Only: Block 498 Lot 9)

555 Broadway:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the westerly side of Broadway, distant 224 feet 8 inches northerly from the corner formed by the intersection of the westerly side of Broadway and the northerly side of Spring Street;

RUNNING THENCE westerly along the southerly face of the southerly wall of the building on the premises herein described, 200 feet 3 inches to the easterly side of Mercer Street at a point therein distant 225 feet 1/4 of an inch northerly from the northerly side of Spring Street, as measured along said easterly side of Mercer Street;

RUNNING THENCE northerly along the easterly side of Mercer Street, 99 feet 5 inches;

THENCE easterly on a line which forms an angle on its northerly side with easterly side of Mercer Street of 90 degrees 32 minutes 10 seconds, 50 feet to an angle point;

A-1

THENCE easterly on a line drawn parallel with the southerly side of Prince Street and partly along the northerly face of the northerly wall of the building on the premises herein described, 150 feet 3 inches to the westerly side of Broadway; and

THENCE southerly along the westerly side of Broadway, 99 feet 1 inch to the point or place of BEGINNING.

(For Information Only: Block 498 Lot 11)